UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☐	Soliciting Material Pursuant to §240.14a-12

ELLIE MAE, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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4155 Hopyard Road, Suite 200
Pleasanton, California 94588
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2014
To the Stockholders of Ellie Mae, Inc.:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (“Annual Meeting”) of Ellie Mae, Inc., a Delaware corporation (the “Company”), will be held on May 21, 2014, at 9:30 a.m., local time, at the Omni San Francisco Hotel, Russian Hill Room at 500 California Street, San Francisco, California 94104 for the following purposes:

1.	To elect three Class III directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected;

2.
To ratify the selection, by the Audit Committee of the Board of Directors, of Grant Thornton LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2014;

3.	To hold an advisory vote to approve named executive officer compensation as disclosed in these materials;

4.	To approve the replacement of the supermajority voting provisions of our Certificate of Incorporation and Bylaws; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on March 27, 2014 can vote at this meeting or any adjournments that take place.

Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, and FOR the replacement of the supermajority voting provisions of our Certificate of Incorporation and Bylaws.

For our Annual Meeting, we have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send to these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and Annual Report to Stockholders, and for voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials free of charge, if they so choose. The electronic delivery of our proxy materials will significantly reduce our printing and mailing costs and the environmental impact of the proxy materials.

The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where stockholders can request a paper or email copy of the Proxy Statement, our annual report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to attend the meeting and vote in person.

You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to vote and submit your proxy by following the voting procedures described in the Notice of Internet Availability of Proxy Materials or on the proxy card.

By Order of the Board of Directors

Elisa Lee
Corporate Secretary
Pleasanton, California
April , 2014

4155 Hopyard Road, Suite 200
Pleasanton, California 94588

PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
MAY 21, 2014

The Board of Directors of Ellie Mae, Inc. is soliciting your proxy to vote at the Annual Meeting of Stockholders to be held on May 21, 2014, at 9:30 a.m., local time, and any adjournment or postponement of that meeting (the “Annual Meeting”). The Annual Meeting will be held at the Omni San Francisco Hotel, Russian Hill Room at 500 California Street, San Francisco, California 94104.

We have elected to use the Internet as our primary means of providing our proxy materials to stockholders. Accordingly, on or about April 11, 2014, we are making this Proxy Statement and the accompanying Proxy Card, Notice of Annual Meeting of Stockholders and Annual Report to Stockholders available on the Internet and mailing a Notice of Internet Availability of Proxy Materials to stockholders of record as of March 27, 2014 (the “Record Date”). Brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice, including an option to request paper copies on an ongoing basis. We intend to mail this Proxy Statement, together with the accompanying Proxy Card, to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials within three business days of request.

The only voting securities of Ellie Mae are shares of common stock, par value $0.0001 per share (the “common stock”), of which there were 27,946,818 shares outstanding as of the Record Date (excluding any treasury shares). We need the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote, present in person or represented by proxy, to hold the Annual Meeting.

In this Proxy Statement, we refer to Ellie Mae, Inc. as the “Company,” “Ellie Mae,” “we” or “us” and our Board of Directors as the “Board.” When we refer to Ellie Mae’s fiscal year, we mean the twelve-month period ending December 31 of the stated year.

The Company’s Annual Report to Stockholders, which contains consolidated financial statements as of and for the year ended December 31, 2013, accompanies this Proxy Statement. You also may obtain a paper copy of the Company’s Annual Report on Form 10-K for fiscal 2013 that was filed with the Securities and Exchange Commission (the “SEC”) by writing to our Secretary at the above address. The Company’s Annual Report on Form 10-K is also available in the “Financial Information” section of our website at http://www.elliemae.com/investor-relations/corporate-profile/ and at the SEC’s website at www.sec.gov.

THE PROXY PROCESS AND STOCKHOLDER VOTING
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on March 27, 2014 will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 27,946,818 shares of common stock issued and outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on March 27, 2014, your shares were registered directly in your name with the transfer agent for our common stock, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on March 27, 2014, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I being asked to vote on?

You are being asked to vote FOR:

•	the election of three Class III directors to hold office until our 2017 Annual Meeting of Stockholders;

•	the ratification of the selection by the audit committee of the Board of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014;

•	the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	the approval of the replacement of the supermajority voting provisions of our Certificate of Incorporation and Bylaws.

In addition, you are entitled to vote on any other matters that are properly brought before the Annual Meeting.

How do I vote?

You may vote by mail or follow any alternative voting procedure described on the proxy card or the Notice of Internet Availability of Proxy Materials. To use an alternative voting procedure, follow the instructions on each proxy card that you receive or on the Notice of Internet Availability of Proxy Materials.

For the election of directors, you may either vote “FOR” each of the three nominees or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of the Company’s independent auditors and the advisory vote to approve named executive officer compensation, you may vote “FOR” or “AGAINST” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy over the Internet or, if you properly request and receive a proxy card by mail or email, by signing, dating and returning the proxy card or by telephone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend the Annual Meeting and vote in person. In such case, your previously submitted proxy will be disregarded.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote by proxy over the Internet, follow the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. The Internet voting procedures comply with Delaware law.

•	To vote by telephone, if you properly requested and received a proxy card by mail or email, you may vote by proxy by calling the toll free number found on the proxy card.

•
To vote by mail, if you properly requested and received a proxy card by mail or email, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.
Who counts the votes?
Broadridge Financial Solutions, Inc. (“Broadridge”) has been engaged as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you have requested and received proxy materials via mail or email and choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in “street name,” as applicable) returns one proxy card to Broadridge on behalf of all its clients.

How are votes counted?

With respect to Proposal No. 1, the election of directors, the three nominees receiving the highest number of votes will be elected. With respect to Proposal Nos. 2, 3 and 4, the affirmative vote of the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on each proposal is required for approval.

Brokers who hold shares for the accounts of their clients (that is, in “street name”) may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. If your shares are held by a broker on your behalf, and you do not instruct the broker as to how to vote these shares on Proposal No. 2, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction. With respect to Proposal Nos. 1, 3 or 4, the broker cannot exercise discretion to vote on those proposals. This would be a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. However, “broker non-votes” will be considered present at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Please instruct your bank or broker so your vote can be counted.

If stockholders abstain from voting, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1 and, with regard to Proposal Nos. 2, 3 and 4, will have the same effect as an “AGAINST” vote.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of March 27, 2014.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the Record Date. All stockholders as of the Record Date will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice of Internet Availability of Proxy Materials and on the website referred to in the notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

How do I vote via Internet or telephone?

You may vote by proxy via the Internet by following the instructions provided in the Notice of Internet Availability of Proxy Materials or on the proxy card. If you properly request and receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card. Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges, as applicable, for which you will be responsible. The Internet and telephone voting facilities for eligible stockholders of record will close at 11:59 p.m. Eastern Time on May 20, 2014. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.
What if I return a proxy card but do not make specific choices?
If we receive a signed and dated proxy card and the proxy card does not specify how your shares are to be voted, your shares will be voted “FOR” the election of each of the three nominees for director, “FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, “FOR” the approval, on an advisory basis, of named executive officer compensation, and “FOR” the replacement of the supermajority voting provisions of our Certificate of Incorporation and Bylaws. If any other matter is properly presented at the Annual Meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to mailing proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of materials?
If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must follow the instructions for voting on each Notice of Internet Availability of Proxy Materials or proxy card that you receive by mail or email pursuant to your request, which include voting over the Internet, by telephone or by signing, dating and returning any of such proxy cards.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

▪	You may submit another properly completed proxy over the Internet, by telephone or by mail with a later date.

▪	You may send a written notice that you are revoking your proxy to our Secretary at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

▪	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in our proxy materials for next year’s annual meeting, your proposal must be submitted in writing by December 12, 2014, to our Secretary at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588; provided that if the date of the annual meeting is earlier than April 21, 2015 or later than June 20, 2015, the deadline is a reasonable time before we begin to print and send our proxy materials for next year’s annual meeting. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so between January 21, 2015 and February 20, 2015; provided that if the date of that annual meeting is earlier than April 21, 2015 or later than July 20, 2015, you must give notice not earlier than the 120th day prior to the annual meeting date and not later than the 90th day prior to the annual meeting date or, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if the holders of a majority in voting power of the shares of common stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting. On the Record Date, there were 27,946,818 shares outstanding and entitled to vote. Accordingly, 13,973,410 shares must be represented by stockholders present at the Annual Meeting or by proxy to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the Annual Meeting or a majority in voting power of the stockholders entitled to vote at the Annual Meeting, present in person or represented by proxy, may adjourn the Annual Meeting to another time or place.
How can I find out the results of the voting at the Annual Meeting?
Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
The Company’s Amended and Restated Certificate of Incorporation provides that the Board shall be divided into three classes, with the directors in each class having a three-year term. Unless the Board determines that vacancies (including vacancies created by increases in the number of directors) shall be filled by the stockholders, and except as otherwise provided by law, vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
The Board currently consists of nine directors, divided into the three following classes:

▪	Class I directors: Sigmund Anderman, Alan S. Henricks and Bernard M. Notas, whose current terms will expire at the annual meeting of stockholders to be held in 2015;

▪	Class II directors: Carl Buccellato, A. Barr Dolan and Frank Schultz, whose current terms will expire at the annual meeting of stockholders to be held in 2016; and

▪	Class III directors: Craig Davis, Robert J. Levin and Jeb S. Spencer, whose current terms will expire at the Annual Meeting.
At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third subsequent annual meeting of stockholders.

Messrs. Davis, Levin and Spencer have been nominated to serve as Class III directors and have each agreed to stand for reelection. Each director to be elected will hold office from the date of their election by the stockholders until the third subsequent annual meeting of stockholders or until his successor is elected and has been qualified, or until such director’s earlier death, resignation or removal.
Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the meeting.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class III nominees and our other current directors who will continue in office after the Annual Meeting, information with respect to their ages and position/office held with the Company:

Name	Age	Position/Office Held With the Company	Director Since
Class III Nominees for Election at the Annual Meeting
Craig Davis (2)(3)	62	Director	2004
Robert J. Levin (1)(3)	58	Director	2009
Jeb S. Spencer	45	Director	2011

Class I Directors Whose Terms Expire at the 2015 Annual Meeting of Stockholders
Sigmund Anderman	72	Chief Executive Officer, Director	1997
Alan S. Henricks (1)	63	Lead Independent Director	2010
Bernard M. Notas (1)(2)	63	Director	1998

Class II Directors for Election at the 2016 Annual Meeting of Stockholders
Carl Buccellato	71	Director	1997
A. Barr Dolan (2)	64	Director	2005
Frank Schultz (3)	75	Director	2000
________________________
(1)	Member of the audit committee of the Board.
(2)	Member of the compensation committee of the Board.
(3)	Member of the nominating and corporate governance committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.
Nominees for Election to a Three-Year Term Expiring at the 2017 Annual Meeting of Stockholders

Craig Davis has served on the Board since January 2004. From September 2003 to the present, Mr. Davis has been a private investor. From December 1996 to September 2003, Mr. Davis served as president of the Home Loans and Insurance Services Group at Washington Mutual, a national bank. From January 1989 to December 1996, Mr. Davis held various positions at American Savings Bank, a financial services company, including as executive vice president and director of Mortgage Origination and president of several ASB Subsidiaries. From May 1982 to January 1989, Mr. Davis was executive vice president at Griffin Financial Services, a financial services company and subsidiary of Home Savings of America. Mr. Davis has served on numerous boards and councils including the Real Estate Board of Governors of the Mortgage Bankers Association and Fannie Mae’s National Advisory Council. Mr. Davis holds Bachelor of Arts degrees in English and History from United States International University. The Board has concluded that Mr. Davis should serve on the Board and the compensation and nominating and corporate governance committees based on his extensive experience in the residential mortgage industry and his service as an executive at some of the largest residential mortgage lenders in the United States.

Robert J. Levin has served on the Board since August 2009. From May 2009 to the present, Mr. Levin has been a consultant. From August 2008 to February 2009, Mr. Levin was a senior advisor to Fannie Mae. From May 1981 to August 2008, Mr. Levin served in a variety of executive positions at Fannie Mae, including serving as chief business officer from January 2006 to August 2008, interim chief financial officer from December 2004 to December 2005 and executive vice president for housing and community development from August 1998 to December 2004. Mr. Levin currently serves as a member of the board of trustees for Morehouse College and the Bladder Cancer Advocacy Network. Mr. Levin holds a Bachelor of Arts degree in Economics from the University of North Carolina at Chapel Hill and a Master of Business Administration degree from the University of Chicago. The Board has concluded that Mr. Levin should serve on the Board and the audit and nominating and corporate governance committees based on his extensive experience as a key executive for many years, serving a variety of functions for Fannie Mae, the largest investor in residential mortgages in the United States.

Jeb S. Spencer has served on our board of directors since August 2011. From September 2002 to the present, Mr. Spencer has served as a managing partner of TVC Capital, a private equity and venture capital firm, of which he is a co-founder. From September 2002 to April 2005, Mr. Spencer served as chief executive officer of Del Mar DataTrac, a mortgage lending automation solutions company, and as its chairman of the board of directors from 2002 to 2005 and from 2008 to 2011. From December 1999 to April 2001, Mr. Spencer served as president and a member of the board of directors of Backwire.com, Inc., an Internet publishing company, of which he was a co-founder. Mr. Spencer was chairman of the board of directors of Accordent Technologies, a video content management company. Mr. Spencer is a member of the board of directors for several private companies, including TechnoCom Corporation, HALO Business Intelligence Inc., Levels Beyond, Inc. and ReverseVision, Inc. Mr. Spencer holds a Bachelor of Arts degree in Political Science from Boston College and a Master of Business Administration degree from Harvard University. The Board has concluded that Mr. Spencer should serve on the Board based on his extensive background in the software industry and his significant experience advising and serving on the boards of directors of many start-up and high growth companies, including companies in the mortgage and software industries.
Directors Continuing in Office Until the 2015 Annual Meeting of Stockholders

Sigmund Anderman, one of our co-founders, has served as our chief executive officer and as a member of the Board since the inception of the Company in August 1997. Mr. Anderman co-founded American Home Shield Corporation, a home warranty company, in 1973, and served as its general counsel until 1979 and as its chief executive officer from 1979 to 1982. Mr. Anderman founded CompuFund, Inc., a computerized mortgage banking company, in 1982 and served as its chief executive officer until 1991. Mr. Anderman founded Inspectech Corporation, a computerized home inspection company, in 1991 and served as its chief executive officer until 1998. Mr. Anderman holds a Bachelor of Arts degree in Education from City University of New York and a Juris Doctor from New York University. The Board has concluded that Mr. Anderman should serve on the Board based on his extensive executive leadership experience, knowledge of our company as founder and chief executive officer since inception and comprehensive knowledge of the mortgage and mortgage technology industries, which make him a critical asset to our company and the Board.
Alan S. Henricks has served on the Board since April 2010 and as lead independent director since November 2012. Since March 2014 he has served as a member of the board of directors and audit committee chairman of A10 Networks, Inc. Since May 2012 he has served as a member of the board of directors and audit committee chairman of Roku, Inc. From May 2009 to the present, Mr. Henricks has been a board member, advisor and consultant to a variety of private technology companies. His consulting CFO roles included Livescribe Inc., Santur Corporation and AcademixDirect, Inc. From September 2006 to May 2009, Mr. Henricks served as chief financial officer of Pure Digital Technologies, Inc. Prior to September 2006, Mr.

Henricks served as chief financial officer of several private and public companies including Traiana Inc., Informix Software, Inc., Documentum, Inc., Borland International, Inc., Cornish & Carey and Maxim Integrated Products, Inc. Mr. Henricks holds a Bachelor of Science degree in Engineering from the Massachusetts Institute of Technology and a Master of Business Administration degree from Stanford University. The Board has concluded that Mr. Henricks should serve on the Board and the audit committee based on extensive experience serving as chief financial officer of both public and private companies.
Bernard M. Notas has served on the Board since March 1998. From September 2011 to the present, Mr. Notas has served as a consultant to Sanctuary Wealth Services, a securities brokerage firm. From February 2003 to February 2010, Mr. Notas served as chief financial officer and a managing director of BTIG, LLC, a securities firm. From July 1998 to January 2001, Mr. Notas served as chief operating officer and chief financial officer of OffRoad Capital Corporation, a securities firm, as president of OffRoad Securities, Inc., a securities firm, and as a member of the board of directors for each company from July 1998 to August 2001. From September 1987 to December 1997, Mr. Notas served as chief financial officer and a managing director at Montgomery Securities, a securities firm. From January 1986 to February 1987, Mr. Notas served as chief financial officer and group managing director of Rooney, Pace Group, Inc., a brokerage firm. Mr. Notas previously served on the board of directors of JB Oxford Inc., from July 2004 to October 2007. Mr. Notas holds a Bachelor of Business Administration degree in Finance and Accounting from Pace University and a Master of Business Administration degree in Management from Long Island University. The Board has concluded that Mr. Notas should serve on the Board and the audit and compensation committees based on his extensive background as chief financial officer of a securities firm, as well as his broad experience in entrepreneurial business environments.
Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders

Carl Buccellato has served on the Board since December 1997. Since March 2012, Mr. Buccellato has been a private investor. From May 2008 to February 2012, Mr. Buccellato served as chief executive officer and a director of SavingStreet, LLC, an e-commerce company. From 1996 to May 2008, Mr. Buccellato was a private investor and, from June 2000 to May 2002, he served as a consultant to Ultrastrip Technologies, currently known as Echosphere Technologies, an engineering, technology development and manufacturing company. Mr. Buccellato was a co-founder of Homeowners Group, Inc., a real estate services company, and served as its president and chief executive officer from 1982 to 1996. Mr. Buccellato is a member of the board of directors of Landstar System Inc., a provider of integrated supply chain solutions, and Senergy SNRG, a global waste recycling and de-vulcanization technology company. Mr. Buccellato has also served on a variety of industry boards, including the President’s Advisory Council on Real Estate and the Real Estate Buyers Council. The Board has concluded that Mr. Buccellato should serve on the Board based on his experience in founding and managing a large, nationwide real estate services company, and his extensive background in advising and serving as a director of many high growth companies.
A. Barr Dolan has served on the Board since June 2005 and was a member of the Board from December 1997 to November 2000. From 1982 to April 2010, Mr. Dolan served as a general partner of Charter Ventures, a venture capital firm. From 1986 to May 2008, Mr. Dolan was a member of the board of directors for Heska Corporation, a veterinary products company. Mr. Dolan is a member of the board of directors for several private companies, including KFX Inc., CMD Consulting and Xlumina. Mr. Dolan holds a Bachelor of Arts degree in Chemistry and a Master of Science degree in Engineering from Cornell University, a Master of Arts degree in Applied Science from Harvard University and a Master of Business Administration degree from Stanford University. The Board has concluded that Mr. Dolan should serve on the Board and the compensation committee based on his significant experience in analyzing, investing in and serving on the boards of directors many start-up and high growth companies.
Frank Schultz has served on the Board since June 2000. From 1995 to the present, Mr. Schultz has been a private investor. From 1992 to 1995, Mr. Schultz served as chief executive officer, president and chairman of the board of directors of ITT Financial Corp., a financial services company. From 1983 to 1992, Mr. Schultz was an executive vice president at Bank of America, a financial services company, at which he oversaw consumer marketing, credit card and mortgage divisions. Mr. Schultz previously has served as a member of Fannie Mae’s National Advisory Board and as a member of the Mortgage Bankers Association’s Presidents’ Council. Mr. Schultz holds a Bachelor of Arts degree from Princeton University and a Master of Business Administration degree from Harvard University. The Board has concluded that Mr. Schultz should serve on the Board and the nominating and corporate governance committee based on his extensive experience serving as an executive and board member of companies in the mortgage and financial services industry.

Executive Officers

The following is biographical information for our executive officers not discussed above.

Name	Age	Position(s)
Jonathan H. Corr	47	President and Chief Operating Officer
Limin Hu	52	EVP, Chief Technology Officer
Elisa Lee	39	EVP, General Counsel and Secretary
Edgar A. Luce	63	EVP, Finance & Administration, Chief Financial Officer

Jonathan H. Corr has served as our chief operating officer since November 2011 and our president since February 2013. Mr. Corr had previously served as our executive vice president and chief strategy officer from November 2009 to November 2011, as chief strategy officer from August 2005 to November 2009 and as our senior vice president of product management from October 2002 to August 2005. Prior to joining us, from October 2001 to August 2002, Mr. Corr served as vice president, product strategy at PeopleSoft, Inc. From May 1998 to August 2001, Mr. Corr served in various positions at Kana/Broadbase Software/Rubric, a number of software companies that combined through acquisition, most recently as vice president of product management. From July 1997 to May 1998, Mr. Corr served as senior product manager of Netscape Communications Corporation. Mr. Corr holds a Bachelor of Science degree in Engineering from Columbia University and a Master of Business Administration degree from Stanford University.
Limin Hu, one of our co-founders, has served as our chief technology officer since the inception of the Company in August 1997 and as our executive vice president and chief technology officer since November 2009. From January 1996 to August 1997, Mr. Hu served as chief executive officer and president of Hugo Technologies, Inc., a technology consulting firm. From December 1994 to January 1996, he served as vice president and general manager at Teknekron Corporation, a software consulting company, and as its Director of Systems Technology from March 1994 to December 1994. From December 1990 to March 1994, Mr. Hu held various research positions at IBM Research Center. Mr. Hu holds a Bachelor of Science degree in Electrical Engineering from National Taiwan University and a Ph.D. in Electrical Engineering and Computer Science from the University of California at Berkeley.
Elisa Lee has served as our general counsel and secretary since November 2009 and as our executive vice president, general counsel and secretary since May 2011. Prior to joining us, from March 2008 to November 2009, Ms. Lee served as senior counsel of The Cooper Companies, Inc., a specialty medical products company, and served in various positions at CooperVision, Inc., a subsidiary of The Cooper Companies, Inc., most recently as assistant general counsel. From 2000 to February 2008, Ms. Lee was an attorney at Latham & Watkins LLP. Ms. Lee holds a Bachelor of Arts degree in Political Science from the University of California at Berkeley and a Juris Doctor from New York University.
Edgar A. Luce has served as our chief financial officer since July 2005 and as our executive vice president and chief financial officer since November 2009. From November 2004 to July 2005, Mr. Luce

served as our acting chief financial officer. From January 2001 to April 2004, Mr. Luce served as chief financial officer for Sanarus Medical, Inc., a medical device company. From March 2000 to January 2001, he was chief financial officer, secretary and treasurer at ComView Corporation, a cardiology imaging software company. From February 1997 to March 2000, Mr. Luce was chief financial officer at Biex, Inc., a healthcare company, and from August 1991 to February 1997, he served as vice president, finance and administration and corporate secretary for Penederm Inc., a public dermatology products company. Mr. Luce holds a Bachelor of Arts degree in Economics from Stanford University and a Master of Business Administration degree in Finance from the University of California at Los Angeles.

Independence of the Board of Directors
As required under the rules and regulations of the New York Stock Exchange (the “NYSE”), a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Messrs. Davis, Dolan, Henricks, Levin, Notas and Schultz are independent directors within the meaning of the applicable NYSE listing standards.

As required under the NYSE rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. The lead independent director, or if unavailable another independent director designee, presides at such executive sessions. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of directors determined by the Board to be independent within the meaning of the NYSE rules and regulations.

Information Regarding the Board of Directors and its Committees

Board Responsibilities; Risk Oversight

The Board is responsible for, among other things, overseeing the conduct of our business; reviewing and, where appropriate, approving our major financial objectives, plans and actions; and reviewing the performance of our chief executive officer and other members of management based on reports from the compensation committee. Following the end of each year, the Board conducts a self-evaluation, which includes a review of any areas in which the Board or management believes the Board can make a better contribution to our corporate governance, as well as a review of the committee structure and an assessment of the Board’s compliance with corporate governance principles. In fulfilling the Board’s responsibilities, directors have full access to our management and independent advisors. With respect to the Board’s role in our risk oversight, the audit committee discusses with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures. The audit committee reports to the full Board with respect to these matters, among others.

Board Leadership

Chairman

Mr. Anderman currently serves as our chairman of the Board and our chief executive officer.

The Board has not adopted a specific policy on whether the same person should serve as both the chief executive officer and chairman of the Board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The Board believes it is appropriate to retain the discretion and flexibility to make these determinations from time to time as needed to provide appropriate leadership for the Company. At this time, the Board believes that the best Board leadership structure for the Company and our stockholders is to combine the two roles, a structure which the Board believes provides for strong and efficient company leadership and encourages accountability and effective decision-making.

Mr. Anderman has extensive knowledge of the Company and the Company’s business gained through his positions as one of our founders and as our chief executive officer for over 16 years. The Board believes the experience, leadership and vision that Mr. Anderman provides as chairman of the Board are essential to the short- and long-term success of the Company. In addition, the Board believes that the combined role facilitates the flow of information and fosters a constructive and cooperative relationship between management and the Board.

The Board believes that the authority of the combined chairman of the Board and chief executive officer is appropriately counter-balanced by the fact that the Company has a lead independent director (as discussed below), six of our nine directors are independent and all of the members of the Board’s committees are independent. The Board is committed to good corporate governance practices and values independent board oversight as an essential component of strong corporate performance. All directors are well engaged in their responsibilities, express their views and are open to the opinions expressed by other directors. In addition, our corporate governance guidelines require that the directors meet in executive session without management directors or management present on a regularly scheduled basis, but not less than two times a year.

Lead Independent Director

Mr. Henricks currently serves as the lead independent director, which term will expire immediately after the Annual Meeting. The independent directors have designated Mr. Davis to begin serving as the next lead independent director until the 2015 annual meeting of stockholders. The lead independent director presides at all meetings of the Board at which the chairman and chief executive officer is not present, including executive sessions of the Board and the independent directors, briefs the chairman of the Board on any issues arising in the executive sessions, facilitates discussions among independent directors on key issues and concerns outside of Board meetings, suggests calling Board meetings to the chairman of the Board when appropriate, serves as a liaison between the chairman and the other directors, approves information sent to the Board, collaborates with the chairman of the Board to set meeting agendas and Board information, assists the chairs of the committees of the Board as requested, is available for consultation and direct communication with major stockholders upon request and performs such other functions and responsibilities as set forth in the our corporate governance guidelines or as requested by the Board or the independent directors from time to time. The lead independent director also has the authority to call additional executive sessions of the independent directors and to encourage direct dialogue between all directors and management, set the agenda for executive sessions of the Board and independent directors and to retain outside advisors and consultants that will report directly to the Board on board-wide issues. In performing the duties described above, the lead independent director is expected to consult with the chairs of the appropriate Board committees. The lead independent director may not also serve as the chair of the Nominating and Corporate Governance Committee.

Board Committees
The Board has the following standing committees: an audit committee; a compensation committee; a nominating and corporate governance committee; and a mergers and acquisitions (“M&A”) committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

Audit Committee
The audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee: evaluates the independent auditors’ qualifications, independence and performance; determines the engagement of the independent auditors; reviews and approves the scope of the annual audit and the audit fee; discusses with management and the independent auditors the results of the annual audit and the review of our quarterly consolidated financial statements; approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Ellie Mae engagement team as required by law; reviews our critical accounting policies and estimates; reviews and approves all material transactions with any related party; reviews our corporate code of business conduct and ethics; and annually reviews the audit committee charter and the committee’s performance. The current members of the audit committee are Alan S. Henricks, Robert J. Levin and Bernard M. Notas, with Mr. Notas serving as chairman of the committee. Immediately after the Annual Meeting, Mr. Levin will begin serving as chairman of the audit committee in the place of Mr. Notas. The Board has determined that each of Messrs. Henricks, Levin and Notas is an audit committee financial expert as defined under the applicable rules of the SEC and has the financial literacy and accounting or related financial management expertise required under applicable NYSE rules and regulations. All of the members of the audit committee are independent directors as defined under applicable SEC and NYSE rules and regulations. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE. A copy of the audit committee charter and our code of business conduct and ethics are available to security holders on the Company’s website at http://www.elliemae.com/investor-relations/corporate-profile/corporate-governance/.

Compensation Committee

The compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets the compensation of these officers based on such evaluations. The compensation committee also administers the issuance of stock options and other awards under our stock plans. In addition, the compensation committee has authority to retain and fund compensation consultants, independent legal counsel and other compensation advisers and is generally responsible for considering the independence of such advisers prior to selecting them. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance of the compensation committee with its charter. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our Certificate of Incorporation and Bylaws, Section 162(m) of the Internal Revenue Code of 1986 (to the extent applicable), NYSE rules and other applicable law. The current members of the compensation committee are Craig Davis, A. Barr Dolan and Bernard M. Notas, with Mr. Dolan serving as the chairman of the committee. Immediately after the Annual Meeting, Mr. Notas will begin serving as chairman of the compensation committee in the place of Mr. Dolan. All of the members of the compensation committee are independent under the applicable rules and regulations of the SEC, the NYSE and the Internal Revenue Code. A copy of the compensation committee charter is available to security holders on the Company’s website at http://www.elliemae.com/investor-relations/corporate-profile/corporate-governance/.

Nominating and Corporate Governance Committee
The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of the Board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations concerning governance matters. The nominating and corporate governance committee will review and evaluate, at least annually, the performance of the nominating and corporate governance committee and its members, including compliance of the nominating and corporate governance committee with its charter. The current members of the nominating and corporate governance committee are Craig Davis, Robert J. Levin and Frank Schultz, with Mr. Schultz serving as chairman of the committee. A copy of the nominating and corporate governance committee charter and our corporate governance guidelines are available to security holders on the Company’s website at http://www.elliemae.com/investor-relations/corporate-profile/corporate-governance/.
In recommending candidates for election to the Board, the independent members of the nominating and corporate governance committee may consider the following criteria, among others the nominating and corporate governance committee shall deem appropriate: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.
The nominating and corporate governance committee will consider director candidates recommended by stockholders. For a stockholder to make any nomination for election to the Board at an annual meeting, the stockholder must provide notice to the Company, which notice must be delivered to, or mailed and received at, the Company’s principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered, or mailed and received, not later than 90 days prior to the date of the annual meeting or, if later, the 10th day following the date on which public disclosure of the date of such annual meeting is made. Further updates and supplements to such notice may be required at the times and in the forms required under our Bylaws. As set forth in our Bylaws, submissions must include the name and address of the proposed nominee, information regarding the proposed nominee that is required to be disclosed in a proxy statement or other filings in a contested election pursuant to Section 14(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), information regarding the proposed nominee’s indirect and direct interests in shares of the Company’s common stock, and a completed and signed questionnaire, representation and agreement of the proposed nominee. Our Bylaws also specify further requirements as to the form and content of a stockholder’s notice. We recommend that any stockholder wishing to make a nomination for director review a copy of our Bylaws, as amended and restated to date, which is available, without charge, from our Secretary, at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.
Mergers and Acquisitions Committee
The M&A committee was formed in August 2013 and is responsible for reviewing the Company’s acquisition strategy no less than annually, as well as reviewing potential mergers, acquisitions, investments or dispositions of material assets or a material portion of any business (“Major Transactions”) and reporting its conclusions and recommendations to the Board, as appropriate. Among other matters, the M&A committee: reviews with management and the Board any potential Major Transaction and how the Major Transaction fits with the Company’s strategic plans and acquisition strategy; has the authority to evaluate and conduct diligence with respect to potential acquisition and investment candidates on behalf of the Company; reviews with management the integration of any acquired businesses and whether the Major Transaction met the Company’s business objectives and strategic plans; and has the ability to retain special legal, accounting or other consultants or advisors to advise the M&A committee without seeking Board approval. In addition, the M&A committee will review and evaluate, at least annually, the performance of the M&A committee and its members, including compliance of the M&A committee with its charter. The current members of the M&A committee are Carl Buccellato, A. Barr Dolan and Jeb Spencer, with Mr. Spencer serving as chairman of the committee. A copy of the M&A committee charter is available to security holders on the Company’s website at http://www.elliemae.com/investor-relations/corporate-profile/corporate-governance/.

Meetings of the Board of Directors, Board and Committee Member Attendance and Annual Meeting Attendance
The Board met eight times during last year. The audit committee met 11 times, the compensation committee met nine times, the nominating and corporate governance committee met three times and the M&A committee met once during last year. During 2013, each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served.

We encourage all of our directors and nominees for director to attend our annual meeting of stockholders; however, attendance is not mandatory. All of our directors attended our annual meeting of stockholders in 2013.

Stockholder Communications with the Board of Directors

Should stockholders wish to communicate with the Board or any specified individual directors, including our lead independent director, such correspondence should be sent to the attention of the Secretary, at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588. The Secretary will forward the communication to the Board or any specified individual directors, as appropriate.

Compensation Committee Interlocks and Insider Participation
During 2013, the compensation committee was composed of Craig Davis, A. Barr Dolan and Bernard M. Notas, with Mr. Dolan serving as the chairman of the committee. None of the members of the compensation committee is or has at any time during last year been an officer or employee of ours or was formerly an officer of ours. None of our executive officers currently serves or in the last year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or compensation committee.
Risk Assessment and Compensation Practices
Our management assesses and discusses with the compensation committee our compensation policies and practices for our employees as they relate to our risk management and, based upon this assessment, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.
Our employees’ base salaries are fixed in amount and thus we do not believe that they encourage excessive risk-taking. While performance-based cash bonuses and sales commissions focus on achievement of short-term or annual goals, which may encourage the taking of short-term risks at the expense of long-term results, we believe that our compensation policies help mitigate this risk and our performance-based cash bonuses and sales commissions are limited, representing a small portion of the total compensation opportunities available to most employees. We also believe that our performance-based cash bonuses and sales commissions appropriately balance risk and the desire to focus our employees on specific short-term goals important to our success, and do not encourage unnecessary or excessive risk-taking.
A significant proportion of the compensation provided to our employees is in the form of long-term equity-based incentives that we believe are important to help further align our employees’ interests with those of our stockholders. We do not believe that these equity-based incentives encourage unnecessary or excessive risk taking because vesting schedules are staggered and their ultimate value is tied to our stock price.
This Proxy Statement, including the preceding paragraphs, contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events. Forward-looking statements contained in this Proxy Statement should be considered in light of the many uncertainties that affect our business and specifically those factors discussed from time to time in our public reports filed with the SEC, such as those discussed under the heading, “Risk Factors,” in our most recent Annual Report on Form 10-K, and as may be updated in subsequent SEC filings.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has engaged Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2014, and is seeking ratification of such selection by our stockholders at the Annual Meeting. Grant Thornton LLP has audited our financial statements since the year ended December 31, 2002. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or applicable law require stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Grant Thornton LLP. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

To be approved, the ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.

Principal Accountant Fees and Services

The following table provides information regarding the fees incurred by Grant Thornton LLP during the years ended December 31, 2013 and 2012. All fees described below were approved by the audit committee.

	Year Ended December 31,
	2013	2012
Audit Fees	$717,489	$613,509
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$717,489	$613,509

Audit Fees

Audit fees of Grant Thornton LLP during 2013 and 2012 included the audits of Company’s annual consolidated financial statements, the reviews of each of the quarterly condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q, services rendered in connection with our registration statements on Form S-3 related to our follow-on offering in 2012 and Form S-8, comfort letter consents and other matters related to the SEC.

Audit-Related Fees

There were no audit-related fees of Grant Thornton LLP during 2013 and 2012.

Tax Fees

There were no tax fees of Grant Thornton LLP during 2013 and 2012. The Company engages a different third-party service provider for its tax services.

All Other Fees

There were no other fees of Grant Thornton LLP during 2013 and 2012.

Pre-Approval Policies and Procedures

The audit committee pre-approves all audit and non-audit services provided by its independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://www.elliemae.com/investor-relations/corporate-profile/corporate-governance/.

The audit committee approved all audit and tax consulting services provided by Grant Thornton LLP for 2013 and 2012 and the estimated costs of those services. Actual amounts billed, to the extent in excess of the estimated amounts, were periodically reviewed and approved by the audit committee.

The audit committee considered whether the non-audit services rendered by Grant Thornton LLP were compatible with maintaining Grant Thornton LLP’s independence and concluded that they were so compatible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2014.

PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Pursuant to Section 14A of the Exchange Act, the Company is providing stockholders with an advisory (non-binding) vote to approve compensation programs for our named executive officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the 2014 annual meeting:
“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this Proxy Statement.”
To be approved, this proposal must receive a “FOR” vote from the holders of a majority in voting power of the shares of common stock which are present in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will be counted towards a quorum. Abstentions will have the same effect as an “AGAINST” vote for purposes of determining whether this matter has been approved. Broker non-votes will have no effect on the outcome of this proposal.
This vote is nonbinding. The Board and the compensation committee, which is composed of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. Consistent with the stated preference of a majority of our stockholders, the Board and the compensation committee determined that we will hold a say on pay vote every year. Unless the Board and the compensation committee modify their policy on the frequency of future say on pay votes, the next say on pay vote will be held at the 2015 annual meeting of stockholders.
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. Our philosophy is to make a significant percentage of an executive officer’s compensation tied to stockholder returns and to keep cash compensation to a competitive level while providing the opportunity to be well-rewarded through equity if we perform well over time. We believe that our compensation program, with its balance of short-term incentives (including performance bonuses) and long-term incentives (including equity awards), rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE.

PROPOSAL NO. 4
STOCKHOLDER RESOLUTION TO APPROVE THE REPLACEMENT OF SUPERMAJORITY VOTING PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

After careful consideration, and upon the recommendation of the Board’s Nominating & Corporate Governance Committee, the Board has determined that it is in the best interests of the Company and its stockholders for its stockholders to vote upon the following resolutions which, if adopted by the stockholders, would authorize the Board to amend the Company’s Certificate of Incorporation and Bylaws to replace each supermajority voting requirement with a “majority of outstanding shares” voting requirement.
The Board recommends that stockholders vote “FOR” the following resolution:
Resolved, that the stockholders direct the Board to take the steps necessary to amend the Certificate of Incorporation and the Bylaws of the Company so that each voting requirement in the Company’s Certificate of Incorporation and Bylaws that calls for a greater than simple majority vote be replaced by with a “majority of outstanding shares” voting requirement.
The Board recognizes that supermajority voting requirements are intended to facilitate corporate governance stability by requiring broad stockholder support for certain types of transactions and governance changes. These provisions also help protect corporations against coercive takeover tactics. However, many investors and others have begun to view supermajority voting provisions as conflicting with good corporate governance because they may limit stockholders’ participation in corporate governance or limit the Boards’ accountability to stockholders.
The Board’s proposal is a result of our ongoing review of our corporate governance principles. After receiving shareholder input and the advice of management and outside advisors, the Board considered the relative weight of the arguments in favor and opposed to supermajority voting requirements and has determined to recommend that the Company replace each supermajority voting requirement in our governing documents with a “majority of outstanding shares” voting requirement.
The Board believes that the proposed “majority of outstanding shares” voting requirement will continue to provide protection against proposals that are harmful to the stockholders. While this requirement is less difficult to satisfy than the current supermajority voting requirement, it is more difficult to satisfy than a “majority of votes cast” requirement, which the Nominating & Corporate Governance Committee considered as an alternate option. The Board believes that a “majority of outstanding shares” standard is a balanced outcome that responds to stockholder feedback while appropriately maintaining the Company’s defensive posture against hostile takeovers.
The Company’s Certificate of Incorporation currently contains the following supermajority voting requirements:

•
Directors and Powers. Article V, Paragraph B.(1) provides that the Company’s Certificate of Incorporation or Bylaws may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all the then outstanding shares of the Voting Stock.

•
Amendments to Certificate of Incorporation. Article VIII provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any or all of Section B of Article IV (Terms of the Preferred Stock), Article V (Directors and Powers), Article VII (Limitation of Liability and Indemnification) or this Article VIII (Amendment to the Certificate of Incorporation).

The Company’s Bylaws currently contain the following supermajority voting requirement:

•	Amendments. Article XI provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the Voting Stock is required to adopt, amend or repeal the Bylaws.
In each of the Certificate of Incorporation and Bylaw provisions described above, the Company proposes to remove the supermajority voting requirement and replace it with a voting standard requiring the affirmative vote of a majority of the outstanding shares.
To be approved, this proposal must receive a “For” vote from the holders of a majority in voting power of the shares of common stock which are present in person or by proxy and entitled to vote on the proposal.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR THIS PROPOSAL TO APPROVE THE REPLACEMENT OF THE
SUPERMAJORITY VOTING PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of March 27, 2014 for:

•	each named executive officer as set forth in the summary compensation table below;

•	each of our directors; and

•	all current executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock (i) subject to options that are currently exercisable or exercisable within 60 days of March 27, 2014 and (ii) to be granted pursuant to the achievement of, and vesting of common stock, underlying the 2013 Performance Shares, are deemed to be outstanding and to be beneficially owned by the person holding the options or shares, as applicable, for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Percentage ownership of our common stock in the table below is based on 27,946,818 shares of our common stock issued and outstanding on March 27, 2014. Except as set forth below, the address of each of the individuals and entities named below is c/o Ellie Mae, Inc., 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

	Shares of Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Common Stock	Options Exercisable Within 60 Days	Shares Beneficially Owned	Percent of Class
5% Stockholders:
PRIMECAP Management Company (2)	2,911,700	—	—	10.42%
Tremblant Capital Group (3)	2,233,701	—	—	7.99%
Entities affiliated with Macquarie Group Limited (4)	2,084,939	—	—	7.46%
Frontier Capital Management Co., LLC (5)	1,874,560	—	—	6.71%
Entities affiliated with BlackRock Inc. (6)	1,562,423	—	—	5.59%
The Vanguard Group (7)	1,500,526	—	—	5.37%
Named Executive Officers and Directors:
Sigmund Anderman (8)	629,841	203,018	832,859	*
Edgar Luce (9)	89,131	140,670	229,801	*
Jonathan Corr (10)	169,599	122,341	291,940	*
Limin Hu (11)	188,939	167,113	356,052	*
Elisa Lee (12)	68,800	46,077	114,877	*
Carl Buccellato (13)	66,865	60,332	127,197	*
Craig Davis (14)	58,332	75,998	134,330	*
A. Barr Dolan	—	49,666	49,666	*
Alan S. Henricks (15)	12,700	29,666	42,366	*
Robert J. Levin (16)	6,340	59,666	66,006	*
Bernard M. Notas (17)	163,667	54,666	218,333	*
Frank Schultz	—	11,000	11,000	*
Jeb S. Spencer	—	25,778	25,778	*
All 13 directors and executive officers as a group	1,454,214	1,045,991	2,500,205	8.62%

________________________________

*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
Represents shares of common stock held, shares of common stock to be granted pursuant to the achievement of, and vesting of common stock underlying, the 2013 Performance Shares within 60 days of March 27, 2014 and options held and that are exercisable within 60 days of March 27, 2014, by such individuals. Includes shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. Reported numbers do not include options that vest more than 60 days after March 27, 2014.

(2)
Based on information set forth in an Amendment No. 2 to Schedule 13G filed with the SEC on March 7, 2014. The address of PRIMECAP Management Company is 225 South Lake Ave., #400, Pasadena, California 91101.

(3)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2014. The address of Tremblant Capital Group is 767 Fifth Avenue, New York, New York 10153.

(4)
Based on information set forth in Amendment No. 1 to multiple Schedules 13G filed with the SEC on February 14, 2014. Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings Inc. and Delaware Management Business Trust are each deemed to each be the direct or indirect beneficial owners of these shares, which are held directly by Delaware Management Business Trust. The address of Macquarie Group Limited and Macquarie Bank Limited is No.1 Martin Place Sydney, New South Wales, Australia. The address of Delaware Management Holdings Inc. and Delaware Management Business Trust is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(5)
Based on information set forth in Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2014. The address of Frontier Capital Management Co., LLC is 99 Summer St., Boston, Massachusetts 02110.

(6)
Based on information set forth in a Schedule 13G filed with the SEC on January 29, 2014. BlackRock Inc., BlackRock (Luxembourg) S.A., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (UK) Ltd, and BlackRock Investment Management, LLC have shared voting or dispositive power over these shares. The address of BlackRock Inc. is 40 East 52nd Street, New York, New York 10022.

(7)
Based on information set forth in a Schedule 13G filed with the SEC on February 12, 2014. As a result of serving as investment managers, (i) Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc. (“The Vanguard Group”), is the beneficial owner of 32,330 shares and (ii) Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 1,200 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(8)
Includes 399,841 shares held by The Sigmund and Susan Anderman Family Trust, 10,000 shares held by Sigmund Anderman, 165,000 shares held in escrow for 2012 Performance Shares and 55,000 shares held in escrow for 2013 Performance Shares.

(9)	Includes 66,000 shares held in escrow for 2012 Performance Shares and 19,250 shares held in escrow for 2013 Performance Shares.

(10)
Includes 58,099 shares held by Jonathan & Rae Corr 2006 Family Trust DTD 11/09/2006, 84,000 shares held in escrow for 2012 Performance Shares and 27,500 shares held in escrow for 2013 Performance Shares.

(11)	Includes 109,189 shares held by Limin Hu, 66,000 shares held in escrow for the 2012 Performance Awards, and 13,750 shares held in escrow for 2013 Performance Shares.

(12)	Includes 60,000 shares held in escrow for 2012 Performance Shares and 8,800 shares held in escrow for 2013 Performance Shares.

(13)	Includes 23,867 shares held jointly by Carl Buccellato and Mary Ellen Buccellato.

(14)	Includes 16,666 shares held by Craig S Davis Trustee & Lecia A Davis Trustee of the Davis Family Trust Dated 12/8/1995.

(15)	Includes 12,700 shares held by The Henricks Family Trust.

(16)	Includes 6,340 shares held jointly by Robert and Abby Levin.

(17)	Includes 143,667 shares held by The Notas Family Trust.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were complied with.

DIRECTOR COMPENSATION
Our non-employee director compensation policy currently provides that each non-employee director receives an annual cash retainer of $26,000. Our lead independent director receives an additional annual cash retainer of $15,000. In addition, all non-employee directors who serve on one or more committees are eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$15,000	$5,000
Compensation committee	12,000	5,000
Nominating and corporate governance committee	3,000	2,000
Mergers and acquisitions committee (1)	9,000	4,000
________________________________

(1)
Since the M&A committee was formed on August 22, 2013, the M&A committee fees were prorated with the chair of the M&A committee receiving $3,000 and the members of the M&A committee (other than the chair) receiving $1,333 for their service on the committee in 2013.

Based upon a recommendation by the compensation committee, on February 5, 2014, the Board approved certain increases to the non-employee director compensation policy to take effect immediately after the Annual Meeting, including that each non-employee director receives an annual cash retainer of $32,000. Our lead independent director will continue to receive an additional annual cash retainer of $15,000. In addition, all non-employee directors who serve on one or more committees will be eligible to receive the following annual committee fees:

Committee	Chair	Other Member
Audit committee	$15,000	$9,000
Compensation committee	12,000	7,200
Nominating and corporate governance committee	7,500	4,500
Mergers and acquisitions committee	9,000	5,400

Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on the Board. However, such non-employee directors are entitled to receive an option to purchase 20,000 shares of our common stock upon initial election or appointment to the Board and an option to purchase 12,000 shares of our common stock annually thereafter to be granted automatically immediately after each annual meeting of stockholders. Options granted to non-employee directors will have a per share exercise price equal to the per share closing trading price of our common stock as of the date of grant. The initial option grant will vest in equal monthly installments over three years from the date of grant. Subsequent option grants will vest in equal monthly installments over one year from the date of grant. Our directors who are employees are compensated for their service as employees and do not receive any additional compensation for their service on the Board.
The following table sets forth information concerning the compensation earned by our non-employee directors during the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Carl Buccellato	$27,333	$119,647	$146,980
Craig Davis	$33,000	$119,647	$152,647
A. Barr Dolan	$39,333	$119,647	$158,980
Robert J. Levin	$33,000	$119,647	$152,647
Alan S. Henricks	$46,000	$119,647	$165,647
Bernard M. Notas	$46,000	$119,647	$165,647
Frank Schultz	$31,000	$119,647	$150,647
Jeb S. Spencer	$29,000	$119,647	$148,647
________________________________

(1)
Amount reflects the aggregate grant date fair value of options granted during 2013 computed in accordance with ASC Topic 718 Stock Compensation, as used by analogy for non-employees. The valuation assumptions used in determining such amounts are described in Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

As of December 31, 2013, each of our non-employee directors held the following outstanding options:

Name	Aggregate Shares Subject to Outstanding Options
Carl Buccellato	106,330
Craig Davis	76,998
A. Barr Dolan	50,666
Alan S. Henricks	33,166
Robert J. Levin	60,666
Bernard M. Notas	55,666
Frank Schultz	12,000
Jeb S. Spencer	28,167

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the principles underlying our policies and decisions with respect to the compensation of our executive officers who are named in the “2013 Summary Compensation Table” and the material factors relevant to an analysis of these policies and decisions. Our named executive officers for 2013 were as follows: Sigmund Anderman, chief executive officer; Edgar Luce, executive vice president and chief financial officer; Jonathan Corr, president and chief operating officer; Limin Hu, executive vice president and chief technology officer; and Elisa Lee, executive vice president, general counsel and secretary.

Objectives and Philosophy of Our Executive Compensation Program

We recognize that our ability to excel depends on the integrity, knowledge, imagination, skill, diversity and teamwork of our named executive officers. To this end, we strive to create an environment of mutual respect, encouragement and teamwork that rewards commitment and performance and that is responsive to the needs of our named executive officers. The principles and objectives of our compensation and benefits programs for our employees generally, and for our named executive officers specifically, are to:

•
attract, engage and retain individuals of superior ability, experience and managerial talent enabling us to be an employer of choice in the highly-competitive and dynamic information technology industry;

•	ensure compensation is closely aligned with our corporate strategies, business and financial objectives and the long-term interests of our stockholders;

•	motivate and reward executives whose knowledge, skills and performance ensure our continued success;

•	ensure that the elements of compensation, individually and in the aggregate, do not encourage excessive risk-taking; and

•	ensure that total compensation is fair, reasonable and competitive.
The compensation components described below simultaneously fulfill one or more of these principles and objectives.

Components of Our Executive Compensation Program

The individual components of our executive compensation program consist primarily of (i) base salary, (ii) performance-based bonuses, (iii) equity incentives, (iv) retirement savings opportunities, (v) post-termination benefits and (vi) various other employee benefits. We view each of these components as related but distinct, reviewing them each individually, as well as collectively to ensure that the total compensation paid to our named executive officers meets the objectives of our executive compensation program as detailed above. Not all compensation components are provided to each named executive officer. Instead, we determine the appropriate level for each compensation component based in part, but not exclusively, on our understanding of the market in which we compete for talent based on the experience of members of the Board, the length of service of our named executive officers, our overall performance and other considerations we deem relevant. The compensation committee endeavors to make compensation decisions that are consistent with our recruiting and retention goals. We review each compensation component for internal equity and consistency between named executive officers with similar levels of responsibility.

We strive to achieve an appropriate mix between equity incentive awards and cash payments in order to meet our objectives. We do not currently have any policies for allocating compensation between short- and long-term compensation or cash and non-cash. While we utilize both short- and long-term compensation components, our strategy with respect to the compensation of our named executive officers is to tie a greater percentage of their total compensation to performance-based compensation, which we achieve through the use of annual bonuses and equity incentives. Base salaries paid to our named executive officers are kept at a competitive level, as determined by members of the compensation committee and other members of the Board based on their experience and their review of market data, with the opportunity for each named executive officer to achieve higher total compensation through bonuses and equity incentives if we perform well over time. We emphasize equity compensation because we believe that because the achievement of our business and financial objectives will be reflected in the value of our equity, thereby increasing stockholder value, our named executive officers will be incentivized to achieve these objectives when a larger percentage of their total compensation is tied to the value of our stock. In order to accomplish these goals, we use stock options and performance shares (“Performance Shares”) as a significant component of compensation. While we offer competitive base salaries, we believe bonuses and stock-based compensation are significant motivators in retaining and rewarding employees for technology companies.

Each of the individual components of our named executive officers’ compensation is discussed in more detail below. While we have identified particular compensation objectives that each component of our named executive officers’ compensation serves, our compensation programs are designed to be flexible and complementary and to collectively serve all of the compensation objectives described above. Accordingly, whether or not specifically mentioned below, we believe that, as a part of our overall executive compensation policy, each individual element, to a greater or lesser extent, serves each of our objectives.

Compensation Determination Process

Compensation of our named executive officers has historically been highly individualized, resulting from independent negotiations between us and the chief executive officer, on behalf of such individuals, and based on a variety of informal factors considered at the time of the applicable compensation decisions including, in addition to the factors listed above:

•	our financial condition and available resources;

•	the need for a particular position to be filled;

•	the competitive market;

•	the length of service of the named executive officer; and

•	comparisons to the compensation levels of our other executives.
Our chief executive officer, and, in the case of our chief executive officer, the Board, typically reviews the performance of each of our named executive officers on an annual basis, though we do not set a predetermined time for such review. Our chief executive officer, based on his experience and his review of our executives’ performance, recommends compensation levels for our named executive officers, other than himself, to the compensation committee for approval. With respect to compensation levels for our chief executive officer, the compensation committee makes recommendations to the Board for approval.
The compensation committee engages Compensia, an independent compensation consulting firm with substantial experience in the technology sector, to evaluate our levels and types of executive compensation and to recommend changes from time to time as appropriate.
On an annual basis, Compensia recommends to the compensation committee for approval a peer group of companies for evaluating our compensation levels in light of compensation paid by our market competitors based on an analysis of companies in our industry and their relative revenue and market capitalization. This peer group is revised as necessary and is comprised of companies in the software and internet software services industry with revenue and market capitalization that we believe reflects the competitive market we will face as a high growth, young public company. In October 2012, Compensia updated the peer group as certain companies previously approved as part of the peer group in 2012 were either acquired by other companies or were no longer appropriate because they had a market capitalization of less than $200 million. The 2013 peer group recommended by Compensia and approved by our compensation committee was as follows:

Actuate	American Software	Angie’s List
Bazaarvoice	Cornerstone OnDemand	Demandware
Eloqua	Financial Engines	Guidance Software
Jive Software	Keynote Systems	LivePerson
LogMeln	OpenTable	Saba Software
SPS Commerce	Tangoe	Vocus
Yelp

In addition to the peer group, the compensation committee reviews broader market data from the Radford survey. The Radford survey data consists of survey information from a broad set of technology companies with similar revenues to us. The Radford survey data is incorporated into the Compensia market study provided to the compensation committee.

In January 2013, after reviewing market data from the market compensation study prepared by Compensia, the compensation committee established, with the approval of the Board, a compensation philosophy to provide base salaries to our executives at approximately the 50th percentile of compensation at companies within our peer group. The compensation committee believes that setting base salaries at the mid-point of the market is generally a sufficient competitive position for attracting and retaining executives; provided, however, that the compensation committee may make exceptions to this philosophy if it believes it is necessary to attract or retain an executive with the experience and skill that the compensation committee determines is desirable for a particular position, to provide additional incentive to an executive to achieve our goals or to maintain internal parity among executives with similar levels of responsibilities. In November 2012, Compensia provided updated market data at the 25th, 50th and 75th percentile of compensation at companies within our peer group, which the compensation committee and the Board referred to in setting 2013 compensation levels for our executive officers.

Base Salaries
In general, base salaries for our named executive officers were initially established through arm’s-length negotiation at the time a named executive officer was hired, taking into account such named executive officer’s qualifications, experience and salary prior to joining the Company. We strive to maintain base salaries for our named executive officers that are competitive, while remaining cost-effective.
Periodic adjustments to the base salaries of our named executive officers are based on the level of each executive’s responsibilities, individual contribution, prior experience and sustained performance. Decisions regarding salary increases may take into account the executive’s current salary and equity ownership, and the salaries paid to the executive’s peers within the Company. Base salaries are typically reviewed as part of the promotion process or upon other significant changes in responsibility.
In determining 2013 base salaries for our executives, Compensia provided updated market data showing base salaries for similarly situated executives at our peer group companies at the 25th, 50th and 75th percentiles and based upon the Radford survey data. In evaluating the data provided by Compensia, the weight the compensation committee gave to the market data varied by executive based on how closely the executive’s position and responsibilities appeared to match those for the position the executive was matched against in the market data. The compensation committee and the Board referred to this market data in setting 2013 compensation levels for our executive officers in order to confirm that their decisions appeared competitive and reasonable. Following its review, the compensation committee significantly increased the chief operating officer’s base salary in light of his promotion to president and resulting increased responsibilities to the Company. Base salaries for fiscal year 2013 were as follows:

Name and Principal Position	New Base Salary	Increase Over Prior Year
Sigmund Anderman, Chief Executive Officer	$410,000	11.0%
Jonathan Corr, President and Chief Operating Officer	310,000	16.1
Edgar Luce, EVP & Chief Financial Officer	280,000	8.1
Limin Hu, EVP & Chief Technology Officer	270,000	3.7
Elisa Lee, EVP & General Counsel	260,000	3.8

Following the base salary increases above, our chief executive officer was approximately at the 60th percentile, our chief operating officer was above the 75th percentile, our chief financial officer was approximately at the 50th percentile, our chief technology officer was between the 50th and 75th percentile and our general counsel was approximately at the 60th percentile of similarly situated executives within our peer group. With respect to our chief operating officer and chief technology officer, the compensation committee weighed internal compensation parity more heavily than the market data, because the market data does not match well to their positions and levels of responsibility in the Company.
The actual base salaries paid to all of our named executive officers during fiscal year 2013 are set forth in the “2013 Summary Compensation Table.”
Annual Cash Bonuses
In addition to base salaries, annual cash bonus opportunities have been awarded to our named executive officers when the compensation committee, upon the recommendation of our chief executive officer (other than with respect to his own annual cash bonus opportunity), and the Board, upon recommendation of the compensation committee on the annual cash bonus for our chief executive officer, have determined that such an incentive is necessary to align our corporate goals with the cash compensation payable to an executive. Historically, annual cash bonus opportunities have been awarded to each of our named executive officers.
In January 2013, the compensation committee reviewed the executive cash bonus opportunities against the market data. This review indicated that our executive cash bonus opportunities in January 2013 were all above the 50th percentile of the market data, as was total cash compensation levels of the market data. After reviewing the market practices for the split between base salary and target bonus, the compensation committee revised some of the target bonuses to make them more consistent with market practice. For most executives, the change was minimal and simply resulted in rounding the target bonus to the nearest tens place. However, in conjunction with the increases in base salary for the executives, these changes did not result in any material decrease in target bonus opportunity, except for our chief executive officer. In approving the cash bonus targets, the compensation committee considered the market data to understand how the target bonuses and the target total cash compensation compared to market, but they did not target a specific market percentile.
Following these approvals, the 2013 cash target bonus eligibility for Messrs. Anderman, Corr, Luce and Hu and Ms. Lee were as follows:

Name and Principal Position	Old Target Bonus Percentage	New Target Bonus Percentage	Change From Prior Year
Sigmund Anderman, Chief Executive Officer	123%	100%	(23%)
Jonathan Corr, President and Chief Operating Officer	106	100	(6)
Edgar Luce, EVP & Chief Financial Officer	63	60	(3)
Limin Hu, EVP & Chief Technology Officer	63	60	(3)
Elisa Lee, EVP & General Counsel	52	50	(2)

Name and Principal Position	Old Target Bonus Amount ($)	New Target Bonus Amount ($)	Change From Prior Year
Sigmund Anderman, Chief Executive Officer	$449,000	$410,000	(9%)
Jonathan Corr, President and Chief Operating Officer	276,000	310,000	12
Edgar Luce, EVP & Chief Financial Officer	164,000	168,000	2
Limin Hu, EVP & Chief Technology Officer	164,000	162,000	(1)
Elisa Lee, EVP & General Counsel	130,000	130,000	0

Under their bonus arrangements, Messrs. Anderman, Corr, Luce and Hu and Ms. Lee were entitled to receive these amounts if bonus goals were achieved at target. We paid 70% of the annual cash bonus targets to each of Messrs. Anderman, Luce, Corr and Hu and Ms. Lee in quarterly installments over the first three quarters of the calendar year and the remainder of any bonus amount earned after performance has been determined shortly after the end of the calendar year. The compensation committee and, with respect to our chief executive officer, the Board retain complete discretion over whether any additional compensation is paid to the executives if bonus goals are achieved at a level greater than target and the amount of any such compensation, which does not have to correlate to the amount of overachievement, subject to a maximum bonus amount of 200% of target. The compensation committee and, with respect to our chief executive officer, the Board also retain complete discretion over whether any compensation under the bonus program will be paid to the executives in the event the bonus goals are not achieved at target and the amount of any such compensation.
The goals for Messrs. Anderman, Corr, Luce and Hu and Ms. Lee were based on the Company’s overall performance, measured in terms of net revenue and adjusted EBITDA (defined as net income (loss) before interest (income) expense, income tax expense (benefit), depreciation and amortization, amortization of acquired intangibles and stock-based compensation expense) of $127.0 million and $43.0 million, respectively, increase in Company market share growth to having at least 88,000 active Encompass users and increase in customer satisfaction score, for fiscal year 2013, as well as individual performance measures. The weighting of the corporate and individual performance varies by executive as follows:

Name and Principal Position	Corporate Performance (% of total)	Individual Performance (% of total)
Sigmund Anderman, Chief Executive Officer	80%	20%
Jonathan Corr, President and Chief Operating Officer	70	30
Edgar Luce, EVP & Chief Financial Officer	60	40
Limin Hu, EVP & Chief Technology Officer	60	40
Elisa Lee, EVP & General Counsel	50	50

Mr. Anderman’s individual performance measures included setting overall corporate direction and strategy, developing an annual business plan consistent with corporate strategy and a three year strategic plan, setting and managing the achievement of annual and quarterly goals, managing executive staffing and development, managing transition of president role for succession planning purposes, assuring appropriate corporate governance, defining and executing on the Company’s acquisition strategy, communicating effectively with the Board, stockholders and investors and interacting with key customers, partners and mortgage industry participants. Mr. Corr’s individual performance measures included selecting, effectively leading and developing direct reports in business development, sales, customer support and services, marketing and product strategy, technology and human resources, managing the achievement of quarterly Encompass360 SaaS seat bookings, active SaaS users, revenue and earnings goals, improving implementation function to reduce backlog, achieving $4.1 million in revenues in 2013 from Total Quality Loan program participants and maintaining data center uptime of 99.6%. Mr. Luce’s individual performance measures included producing effective and timely internal budgets and forecasts, delivering financial statements with clean audit results, preparing timely reports internally and to the SEC and investors, coordinating and effectively participating in earnings and other investor conferences and successfully managing migration to new enterprise resource planning (“ERP”) system. Mr. Hu’s individual performance measures included finalizing recruitment of a senior vice president of development, managing the transition of development and engineering organization to the Company’s president, overseeing technology strategy and architecture, designing the next generation of Encompass, assisting in cross-functional efforts to deliver quality products and service operations uptime for Encompass customers and managing technical due diligence for acquisitions and strategic partnerships. Ms. Lee’s individual performance measures included corporate governance, managing and assisting with SEC filings, managing legal fees, developing a legal team to scale with the business, managing production of legal work for internal stakeholders and assistant in due diligence efforts for acquisitions.
In early 2014, the compensation committee and the Board determined that for fiscal year 2013 the Company achieved the corporate goals in total at 106.8%. This was based on weighting the achievement of various corporate goals as follows: 40% for revenues, 20% for adjusted EBITDA, 30% for market share and 10% for customer satisfaction score. The compensation committee found that the Company achieved the individual corporate goals at 101% based on net revenue results of $128.5 million, increased Company market share growth to 92,161 active Encompass users and a customer satisfaction score of 52%, which was the same score as 2012, but a significant increase in the customer recommendation score. Although the adjusted EBITDA results of $39.4 million were below the original goal, the Compensation Committee recognized the strategic shift in the Company mid-year to increase expenditures to invest in the growth of the Company, including increased hiring in our customer service, sales and professional services and research and development organizations, and concluded that given this shift, achievement of this goal at 100% rather than at the 92% level was appropriate.
Per the terms of the bonus program, individual performance objectives were also taken into consideration by the compensation committee and, with respect to our chief executive officer, the Board. In addition, the compensation committee weighted more heavily the achievement of corporate goals than personal goals for Messrs. Anderman and Corr at 80% and 70%, respectively, than Messrs. Luce and Hu and Ms. Lee at 60%, 60% and 50%, respectively, given the different focus of each executive’s role at the Company. In light of the achievement of corporate and individual performance objectives by each of the executives, the compensation committee and, with respect to our chief executive officer, the Board decided to pay each of Messrs. Anderman, Corr, Luce and Hu and Ms. Lee their target bonus amounts, as follows:

Name and Principal Position	Corporate Performance	Individual Performance	Percent of Target Bonus Earned
Sigmund Anderman, Chief Executive Officer	106.8%	110%	107%
Jonathan Corr, President and Chief Operating Officer	106.8	120	111
Edgar Luce, EVP & Chief Financial Officer	106.8	94	102
Limin Hu, EVP & Chief Technology Officer	106.8	105	106
Elisa Lee, EVP & General Counsel	106.8	110	108

We have put in place similar bonus programs for our named executive officers for 2014.
Long-Term Equity Incentives
The goals of our long-term, equity-based incentive awards are designed to align the interests of our named executive officers with the interests of our stockholders. Because vesting is based on continued employment, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.
In determining the size of the long-term equity incentives to be awarded to our named executive officers, we take into account a number of internal factors, such as the relative job scope, the value of existing long-term incentive awards, individual performance history, prior contributions to us and the size of prior grants. The Board draws upon the experience of its members, the members of the compensation committee and our chief executive officer and reviews market data from our peer group of companies provided by Compensia and broader survey data from technology companies of similar revenue size in determining the size of our equity incentive awards. Based upon these factors, our chief executive officer, other than with respect to himself, determines the size of the long-term equity incentives at levels he considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value and recommends grants to the compensation committee for approval. Using the experience of its members, the compensation committee recommends the level of grants for our chief executive officer to the Board for approval.
To reward and retain our named executive officers in a manner that best aligns their interests with stockholders’ interests, we use stock options and Performance Shares as the primary incentive vehicles for long-term compensation. We believe that stock options and Performance Shares are effective tools for meeting our compensation goal of increasing long-term stockholder value by tying the potential value our named executive officers can receive to the value of our stock, as well as the additional financial performance criteria of the Performance Shares driving our business strategy.
We typically make grants in connection with the commencement of employment, promotions and periodic “refresher” grants.
August 2012 Program
As part of the annual review of executive officer annual equity grant practices with those of our peer group of companies and our established compensation philosophy to link our executive officer annual equity grants with the performance of the Company, the compensation committee approved the Senior Executive Performance Share Program (the “ 2012 Program”) under the 2011 Equity Incentive Award Plan (the “2011 Plan”) on August 9, 2012. In connection with the 2012 Program, the compensation committee granted Performance Shares to our executives on August 9, 2012 and, upon a recommendation by the compensation committee, the Board granted the Performance Shares to our chief executive officer on August 14, 2012. The grant of these Performance Shares was the sole component of our annual equity compensation awards for 2012.

Under the 2012 Program, each designated participant may be granted from zero to four shares of the Company’s common stock per Performance Share, or earn from zero to 400% of the target Performance Share level, following the determination of the achievement or non-achievement of performance goals during a performance period established by the compensation committee under the program. The following table sets forth the number of shares of common stock underlying each Performance Share for which each participant is eligible at target:

Executive Officer	Performance Share Grant at Target
Sigmund Anderman, Chief Executive Officer	55,000
Jonathan Corr, President & Chief Operating Officer	28,000
Edgar Luce, EVP & Chief Financial Officer	22,000
Limin Hu, EVP & Chief Technology Officer	22,000
Elisa Lee, EVP & General Counsel	20,000
The number of shares of common stock underlying the Performance Shares that could be granted and issuable pursuant to the 2012 Program was based on the Company's achievement of certain performance goals related to annual revenue growth and annual EBITDASC growth, where EBITDASC is defined as earnings before interest, taxes, depreciation, amortization and stock compensation expense, for the performance period of July 1, 2012 to June 30, 2013. The shares of common stock underlying the Performance Shares earned under the 2012 Program were issued in the third quarter of 2013 after the compensation committee determined the level of achievement of the Company’s revenue growth and EBITDASC growth against the pre-determined levels (the “2012 Performance Share Determination Date”) after the Company has filed its quarterly report on Form 10-Q for the quarter ended June 30, 2013. The 2012 Program also contemplated that the compensation committee may establish the performance period over which attainment of the performance goals is determined and the vesting period. In addition, the participant must remain employed by the Company following the performance period in order to be granted the shares of common stock underlying his or her Performance Shares. The performance goals may not be changed for a performance period once set except to reflect extraordinary events, and the compensation committee may not discretionarily increase the number of shares issuable to a participant for a performance period. Notwithstanding the foregoing, the Compensation Committee has the right to terminate, modify or suspend the 2012 Program and related Performance Shares at any time prior to the determination of the achievement of the performance goals or upon a change of control of the Company. Below is the chart of the performance criteria and the potential number of shares of common stock underlying the Performance Shares that can be granted and earned as a percent of the target Performance Share amount.

Performance Period Revenue Growth Rate (%)	Achievement Percentage (%)
Less than 5	0%
5	50
15	90
16.5	100
20	200
Greater than 25	400
In addition to the performance criteria in the table above, all shares would be forfeited in the event EBITDASC as a percentage of revenue during performance period was not at least 75% of EBITDASC as a percentage of revenues for the period July 1, 2011 through June 30, 2012.
On August 20, 2013, the 2012 Performance Share Determination Date, the compensation committee determined the Company’s level of achievement of the performance goals at 400% based on revenue growth rate of 57.2% and EBITDASC growth rate of 145% during the performance period. The shares of common stock underlying the Performance Shares were granted and issued in the third quarter of 2013. Accordingly, Messrs. Anderman, Corr, Luce, Hu and Ms. Lee were granted and issued 220,000, 112,000, 88,000, 88,000 and 80,000 shares of common stock, respectively, with 25% of the shares immediately vested and the remaining shares vesting with respect to 25% of the shares on each of the first three anniversaries of the 2012 Performance Share Determination Date, subject to continuous employment of the participant through such dates.
January 2013 Program and Stock Option Grant
In wanting to align the Company’s annual equity grant practices and Performance Share programs for the executives with the Company’s fiscal year, the compensation committee approved certain equity awards and the 2013 Senior Executive Performance Share Program (the “2013 Program”) under the 2011 Plan on January 23, 2013. The compensation committee approved stock option grants and, in connection with the 2013 Program, the Performance Shares to our executives on January 23, 2013 and, upon a recommendation by the compensation committee, the Board approved the stock option grants and the Performance Shares to our chief executive officer on February 4, 2013. The equity awards were split evenly between stock options and the Performance Shares based on the number of shares of common stock underlying such stock option and Performance Share. The stock options were granted with an exercise price equal to the our closing common stock price on the grant date and vest 25% of the total number of shares on the one year anniversary of the grant date, and an additional 1/48th of the total number of shares on the anniversary of each month thereafter, until all shares are vested on the fourth anniversary of the grant date.
Under the 2013 Program, each designated participant may be granted from zero to two and one-half shares of the Company’s common stock per Performance Share, or earn from zero to 250% of the target Performance Share level, upon determination of the achievement or non-achievement of performance goals during a performance period established by the compensation committee under the program. The following table sets forth the number of common stock underlying each Performance Share for which each participant is eligible at target:

Executive Officer	Performance Share Grant at Target
Sigmund Anderman, Chief Executive Officer	50,000
Jonathan Corr, President & Chief Operating Officer	25,000
Edgar Luce, EVP & Chief Financial Officer	17,500
Limin Hu, EVP & Chief Technology Officer	12,500
Elisa Lee, EVP & General Counsel	8,000
The number of common stock underlying the Performance Shares that could be granted and issuable pursuant to the 2013 Program was based on the Company's achievement of certain performance goals related to annual revenue growth and annual EBITDASC growth. The performance period was determined to be from January 1, 2013 to December 31, 2013 to align with our company year. The common stock underlying the Performance Shares earned under the 2013 Program were issued in the second quarter of 2014 after the compensation committee determined the achievement or non-achievement of the Company performance goals (the “2013 Performance Share Determination Date”) after the Company has filed its annual report on Form 10-K. The 2013 Program also contemplates that the compensation committee may establish the performance period over which attainment of the performance goals is determined and the vesting period. In addition, the participant must remain employed by the Company following the performance period in order to be granted the common stock underlying his or her Performance Shares. The performance goals may not be changed for a performance period once set except to reflect extraordinary events, and the compensation committee may not discretionarily increase the number of shares issuable to a participant for a performance period. Notwithstanding the foregoing, the Compensation Committee has the right to terminate, modify or suspend the 2013 Program and related Performance Shares at any time prior to the determination of the level of achievement or of performance goals or upon a change of control of the Company. Below is the chart of the performance criteria and the potential number of common stock underlying the Performance Shares that can be granted and earned as a percent of the target Performance Share amount.

	Performance Period Revenue Growth Rate
Performance Period EBITDASC Growth Rate		<15%	15%	20%	25%	35%	40%
	Less than 12.5%	0	0	0	0	0	0
	Between 12.5% and less than 20%	0	50	80	80	80	80
	20% or greater	0	50	80	100	200	250
On March 20, 2014, the 2013 Performance Share Determination Date, the compensation committee determined the Company’s level of achievement of the performance goals at 110% with revenue growth rate of 26.2% and EBITDASC growth rate of 20.1% during the performance period. Accordingly, Messrs. Anderman, Corr, Luce, Hu and Ms. Lee will be granted and issued 55,000, 27,500, 19,250, 13,750 and 8,800 shares of common stock, respectively, during the second quarter of 2014, with 25% of the shares immediately vested and the remaining shares vesting with respect to 25% of the shares on each of the first three anniversaries of the 2013 Performance Share Determination Date, subject to continuous employment of the participant through such dates.
The compensation committee approved a similar program for Performance Shares for 2014.

Employee Benefits
We provide standard employee benefits to our full-time employees in the United States, including our named executive officers, including health, disability, life insurance and a 401(k) plan as a means of attracting and retaining our employees. Additionally, the Company provides for a $1,000,000 term life insurance policy for each named executive officer, other than Mr. Anderman, whose policies are for $2,000,000. Premiums for this life insurance policy are paid by the individual, but reimbursed by the Company and are intended to provide liquid funds to the executive’s estate and or spouse for the purposes of exercising stock options in the event of said executive’s untimely death. Under the tax rules, our named executive officers are subject to ordinary income with respect to reimbursement of the term life insurance premiums. We do not think these additional benefits are a significant element of our compensation structure.

Termination‑Based Compensation
The compensation committee provides our named executive officers with termination protection when it determines that such protection is necessary to attract or retain a named executive officer.
We entered into an amended and restated employment agreement with Mr. Anderman pursuant to which we must generally provide a severance payment of two times his annual base salary as then in effect and continued payments for health coverage under the Consolidated Budget Reconciliation Act of 1985, as amended, or COBRA, for no more than 24 months, if he is terminated without cause or experiences a constructive termination and he provides us a general release of claims within 60 days following such termination. Termination for cause means (i) an act of dishonesty in connection with his responsibilities as an employee, (ii) the conviction of, or plea of nolo contendere to, a felony, (iii) gross misconduct or (iv) continued substantial violations of employment duties after receipt of a written demand for performance from the Board which specifically sets forth the factual basis for the Company’s belief that he has not substantially performed his duties. Constructive termination means Mr. Anderman’s resignation from employment with the Company after the occurrence, without Mr. Anderman’s written consent, of any of the following: (a) a material reduction by the Company in his base salary as in effect immediately prior to such reduction; (b) a material breach by the Company of this Agreement or any offer letter or employment agreement between him and the Company; (c) the material relocation of his principal place of employment to a facility or a location more than 50 miles from his then present principal place of employment; or (d) a material reduction of his duties, authority or responsibilities with respect to the business of the Company as it existed prior to a change in control. Mr. Anderman’s right to severance payments is conditioned upon his compliance with his confidentiality and non-solicitation obligations to the Company and any breach of such obligations may result in the recovery by us of any severance payments made to Mr. Anderman. In addition, if Mr. Anderman is terminated without cause or experiences a constructive termination within 24 months following a change in control, the vesting of each equity award held by Mr. Anderman will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term.
In connection our initial public offering, the compensation committee determined that it was more appropriate to adopt comprehensive change in control severance arrangements with our named executive officers, other than Mr. Anderman, in order to encourage the focus and dedication of our named executive officers in the event a strategic transaction became an alternative for the Company. Accordingly, we entered into change in control severance agreements with each of our named executive officers other than Mr. Anderman. Under the terms of the change in control severance agreements, each named executive officer, other than Mr. Anderman, will be entitled to receive severance benefits, accelerated vesting and extended exercisability if his employment is terminated (i) other than for cause or (ii) as the result of a constructive termination within 60 days prior to or 12 months following a change in control, in each case, within the meaning of the change in control severance agreements, and such executive officer provides us a general release of claims within 60 days following such termination. The severance benefits consist of a lump sum cash payment equal to 12 months’ base salary, as well as continued payment of group health continuation coverage premiums for the executive officer and his or her eligible dependents under Title X of the COBRA beginning on the date of termination and ending on the earlier of: (i) 12 months after the date when the employment termination is effective and (ii) the date upon which the executive officer or his or her eligible dependents become eligible for coverage under another plan. In addition, the vesting of each equity award held by the named executive officer will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term.
Under the August 2012 and 2013 Programs, in the case of a named executive officers termination of employment by the Company for other than cause, by reason of death or disability or by such named executive officer for good reason (each as defined in the respective officer’s employment or change in control agreement) after the Determination Date for a performance period but prior to settlement, the Performance Shares earned by and granted to the named executive officer which have not yet been settled will be issued to such named executive officer on the thirtieth (30th) day following the termination of employment. In the event of a change in control that occurs during a performance period, such performance period will be shortened to end on the last business day of the last completed fiscal quarter preceding the date of the change in control and each named executive officer employed by the Company immediately prior to the change in control will be entitled to a payment under the Program based on achievement over the shortened performance period.
The severance payments and benefits that are payable under Mr. Anderman’s employment agreement and each other named executive officer’s change in control severance agreement are further described below in the section titled “Potential Payments Upon Change in Control, Upon Termination Apart From a Change in Control and Upon Termination Following Change in Control.”
Stockholder Advisory Vote to Approve Executive Compensation
At our 2012 Annual Meeting of Stockholders our stockholders voted, in a non-binding advisory vote to approve the compensation of our named executive officers. The compensation committee reviewed the result of the stockholders’ advisory vote on executive compensation. In light of the approval by a substantial majority of our stockholders of the compensation programs described in our 2012 proxy statement (with approval of approximately 90% of the shares represented in person or by proxy at the meeting and entitled to vote), the compensation committee did not implement changes to our executive compensation programs as a result of the stockholders’ advisory vote. The compensation for each of the Company’s named executive officers for fiscal year 2013 reflects the continued improvements in each individual’s performance and the changes regarding Company’s financial and operating performance. Consistent with the stated preference of a majority of the our stockholders (with approval of over 95% of the shares represented in person or by proxy at the meeting and entitled to vote) at our 2011 Annual Meeting of Stockholders, the compensation committee determined that we will hold a “say-on-pay” vote every year, the next “say-on-pay” advisory vote will be held at the 2014 annual meeting of stockholders.
Tax Considerations
The Board has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year for our chief executive officer and each of the other named executive officers (other than our chief financial officer), unless compensation is performance-based and the terms of the performance plan have been timely approved by the stockholders. In approving the amount and form of compensation for our named executive officers, the Board and compensation committee considers all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m). However, the Board, or committee thereof, may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section
162(m) when it believes that such payments are appropriate to attract and retain executive talent.

2013 Summary Compensation Table
The following table summarizes the compensation that we paid to our named executive officers during the years ended December 31, 2013, 2012 and 2011.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compen-sation ($)(3)	All Other Compen-sation ($)(4)	Total ($)
Sigmund Anderman, Chief Executive Officer	2013	$410,000	$30,504	$980,000	$494,255	$410,000	$34,138	$2,358,897
	2012	365,000	450,000	5,678,200		450,000	33,988	6,977,188
	2011	350,000	140,000	—	305,484	400,000	42,093	1,237,577
Edgar Luce, Executive Vice President and Chief Financial Officer	2013	280,000	2,822	343,000	172,989	168,000	9,850	976,661
	2012	260,000	165,000	2,268,640	—	165,000	9,700	2,868,340
	2011	250,000	30,000	—	127,285	150,000	9,550	566,835
Jonathan Corr, President and Chief Operating Officer	2013	310,000	33,356	490,000	247,128	310,000	8,070	1,398,554
	2012	260,000	275,000	2,887,360	—	275,000	7,920	3,705,280
	2011	225,000	87,594	—	615,868	250,000	7,770	1,186,232
Limin Hu, Executive Vice President and Chief Technology Officer	2013	270,000	9,850	245,000	123,564	162,000	8,710	819,124
	2012	260,000	165,000	2,268,640	—	165,000	8,560	2,867,200
	2011	250,000	30,000	—	615,868	150,000	7,350	1,053,218
Elisa Lee, Executive Vice President, General Counsel and Secretary	2013	260,000	10,920	156,800	79,081	130,000	7,935	644,736
	2012	250,000	130,000	2,062,400	—	130,000	7,785	2,580,185
	2011	225,000	31,250	—	63,643	125,000	7,635	452,528
_________________________

(1)
Our management bonus program provides for payments of up to 100% of our named executive officers’ target bonus amounts based upon performance. Amounts reported in the bonus column represent the amount of each bonus paid to our named executive officers that was discretionarily awarded.

(2)
The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value of awards granted, calculated in accordance with ASC Topic 718. For the 2012 Performance Shares, the amount reported represents the fair value of the Performance Shares at their grant date at 400% achievement of performance conditions , which was certified by the compensation committee on August 20, 2013. For a discussion of the assumptions made in the valuations reflected in this column, see Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

For the Performance Shares awarded under the 2013 Program, the amount reported represents the grant date fair value of the Performance Shares at 100% achievement of performance conditions.
The table below sets forth the grant date fair value determined in accordance with ASC Topic 718 principles established each year for the performance-related component of these awards based upon the probable outcome and the maximum possible outcome of the performance-related component as of the grant date. See

“Compensation Discussion and Analysis—Long-Term Equity Incentives” for a more complete description of the Performance Shares.

Name	Year	Probable Outcome of Performance Conditions Grant Date Fair Value ($)	Maximum Outcome of Performance Conditions Grant Date Fair Value ($)
Sigmund Anderman	2013	$980,000	$2,450,000
Edgar Luce	2013	343,000	857,500
Jonathan Corr	2013	490,000	1,225,000
Limin Hu	2013	245,000	612,500
Elisa Lee	2013	156,800	392,000

(3)	Represents amounts paid under our management bonus program to which each named executive officer was entitled based upon performance.

(4)
Represents $7,650 in 401(k) matching contributions made to each of Messrs. Anderman, Luce, Corr and Hu and Ms. Lee and $26,488, $2,200, $420, $1,060 and $285 for Messrs. Anderman, Luce, Corr and Hu and Ms. Lee, respectively, for the purchase of term life insurance.

Grants of Plan-Based Awards in 2013 Table
The following table lists the grants of plan-based awards during the year ended December 31, 2013, to each of our named executive officers.

Name	Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)	Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)		All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
				Target	Maximum
Sigmund Anderman	Option Award	2/4/2013	$—	$—	$—	$50,000	$19.60	$494,255
	Performance Share Program	2/4/2013	—	50,000	125,000	—	—	980,000
	Bonus		410,000	—	—	—	—	—

Edgar Luce	Option Award	2/4/2013	—	—	—	17,500	19.60	172,989
	Performance Share Program	2/4/2013	—	17,500	43,750	—	—	343,000
	Bonus		168,000	—	—	—	—	—

Jonathan Corr	Option Award	2/4/2013	—	—	—	25,000	19.60	247,128
	Performance Share Program	2/4/2013	—	25,000	62,500	—	—	490,000
	Bonus		310,000	—	—	—	—	—

Limin Hu	Option Award	2/4/2013	—	—	—	12,500	19.60	123,564
	Performance Share Program	2/4/2013	—	12,500	31,250	—	—	245,000
	Bonus		162,000	—	—	—	—	—

Elisa Lee	Option Award	2/4/2013	—	—	—	8,000	19.60	79,081
	Performance Share Program	2/4/2013	—	8,000	20,000	—	—	156,800
	Bonus		130,000	—	—	—	—	—
_________________________

(1)
Represents the target management bonus amounts for 2013 for Messrs. Anderman, Luce, Corr and Hu and Ms. Lee pursuant to their respective 2013 executive compensation plans. Actual amounts paid to our named executive officers are set forth in the section titled “2013 Summary Compensation Table.” There is no minimum or maximum threshold for management bonuses.

(2)
The stock award table above reports the Performance Shares granted to our named executive officers for fiscal 2013. Under the Program the number of Performance Shares that may be granted and issuable pursuant to the Program will range from zero to the maximum amounts disclosed based on the Company’s achievement of certain financial goals during the period from January 1, 2013 to December 31, 2013 related to both year-over-year revenue growth as well as maintaining certain profit margins during this period.

(3)	The vesting of each stock award and option granted in 2013 is set forth in the Outstanding Equity Awards at 2013 Fiscal Year-End Table below.

(4)
Amounts represent the grant date fair value of stock options and stock awards granted, calculated in accordance with ASC Topic 718. For a discussion of the assumptions made in the valuations reflected in this column, see Notes 2 and 10 of the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at 2013 Fiscal Year-End Table
The following table shows grants of stock options outstanding on December 31, 2013, the last day of our fiscal year, to each of our named executive officers.

	Option Awards					Stock Awards
Name	Vesting Commence- ment Date	Number of Securities Underlying Unex- ercised Options (#) Exer- cisable	Number of Securities Underlying Unex- ercised Options (#) Unex- ercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Value of Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Sigmund Anderman
	2/26/2009	7,600	—	$1.38	2/22/2015
	2/26/2009	68,232	—	1.38	8/23/2017
	8/26/2010	58,332	11,668	8.85	8/26/2020
	9/16/2010	20,833	4,167	8.85	9/16/2020
	8/17/2011	70,000	50,000	5.02	8/17/2021
	2/4/2013	—	50,000	19.60	2/4/2023
	8/14/2012					$165,000	$4,433,550
	2/4/2013							$55,000	$1,078,000

Edgar Luce	2/26/2009	10,417	—	1.38	2/22/2015
	2/26/2009	26,248	—	1.38	2/22/2017
	2/26/2009	16,665	—	1.38	8/23/2017
	8/26/2010	55,554	11,112	8.85	8/26/2020
	8/17/2011	29,166	20,834	5.02	8/17/2021
	2/4/2013	—	17,500	19.60	2/4/2023
	8/9/2012					66,000	1,773,420
	2/4/2013							19,250	377,300

	Option Awards					Stock Awards
Name	Vesting Commence- ment Date	Number of Securities Underlying Unex- ercised Options (#) Exer- cisable	Number of Securities Underlying Unex- ercised Options (#) Unex- ercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or Other Rights That Have Not Vested (#)(2)	Market Value of Shares, Units or Other Rights That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Jonathan Corr	8/26/2010	45,878	15,279	$8.85	8/26/2020
	8/17/2011	10,417	20,834	5.02	8/17/2021
	12/19/2011	47,749	87,500	5.45	12/19/2021
	2/4/2013	—	25,000	19.60	2/4/2023
	8/9/2012					$84,000	$2,257,080
	2/4/2013							$27,500	$539,000

Limin Hu	2/26/2009	68,062	—	1.38	2/22/2015
	2/26/2009	27,777	—	1.38	8/23/2017
	4/23/2009	13,333	—	1.38	4/23/2019
	8/26/2010	35,633	11,112	8.85	8/26/2020
	8/17/2011	6,250	20,834	5.02	8/17/2021
	2/4/2013	—	12,500	19.60	2/4/2023
	8/9/2012					66,000	1,773,420
	2/4/2013							13,750	269,500

Elisa Lee	2/3/2010	36,112	694 (1)	6.75	2/3/2020
	8/17/2011	4,167	10,417 (1)	5.02	8/17/2021
	2/4/2013	—	8,000 (1)	19.60	2/4/2023
	8/9/2012					60,000	1,612,200
	2/4/2013							8,800	172,480

__________________________

(1)
These stock options were granted with a standard four year vest schedule; 25% of the total number of shares will be vested on the one year anniversary of the grant date, and an additional 1/48th of the total number of shares shall be vested on the anniversary of each month thereafter, until all shares are vested on the fourth anniversary of the grant date.

(2)
This column represents the 2012 Performance Shares. The named executive officers satisfied the performance criteria for the period from July 1, 2012 to June 30, 2013, with 25% of the Performance immediately vested upon grant in August 2012, and the remaining 75% vesting with respect to 25% of the shares on each of the first three anniversaries of the Determination Date, subject to continuous employment of the participant through such dates.

(3)
The vesting of the shares subject to this award is determined based on performance criteria established by the compensation committee. In accordance with the SEC rules, the number of units shown represents the number of units that may be earned as of December 31, 2013 based on actual performance. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” in this Proxy Statement for a more complete description of these Performance Shares and the Program.

(4)	The dollar amounts shown are determined by multiplying the number of unvested or unearned shares or units by $26.87 (the closing price of our common stock on the last trading day of fiscal 2013).

Option Exercises and Stock Vested in 2013 Table
The following table shows information regarding the exercise of stock options during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Sigmund Anderman	112,500	$2,598,581	55,000	$1,690,150
Edgar Luce	40,000	901,691	22,000	676,060
Jonathan Corr	124,326 (2)	2,474,384 (2)	28,000	860,440
Limin Hu	71,995	1,817,368	22,000	676,060
Elisa Lee	39,139	914,332	20,000	614,600
__________________________

(1)	Amounts reported represent the difference between the exercise price of the option and the closing trading price of our common stock on the date of exercise.

(2)
On December 11, 2013, Jonathan Corr exercised 30,509 ISO shares. The value realized on exercise represented in this table for such shares is based on the difference between the closing fair market value of our common stock on December 11, 2013 and the option exercise price paid even though Mr. Corr had not sold the underlying shares as of December 31, 2013.

Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation
We do not maintain any nonqualified deferred compensation plans.
Offer Letters and Employment Agreements
On March 27, 2012, we entered into an amended and restated employment agreement with Mr. Anderman, which replaces in its entirety Mr. Anderman’s previous employment agreement dated June 17, 2010, and sets forth the terms and conditions of his employment as our chief executive officer and chairman of the Board. The amended and restated employment agreement provides for an initial annual base salary of $365,000, which may be adjusted from time to time. Mr. Anderman’s agreement also provides that he will be eligible to participate in any bonus plans as may be adopted by the Board in its discretion. In addition, Mr. Anderman’s agreement guarantees that while he remains with the Company, we will reimburse him for premiums for term life insurance coverage with an aggregate amount of $2,000,000, as well as any other life insurance maintained by the Company for executives. Mr. Anderman is also entitled to receive certain severance benefits if his employment is terminated by us without cause or he experiences a constructive termination, both as defined in his employment agreement, and if he provides us with a general release of claims in the form attached to his employment agreement within 60 days following such termination or resignation. In such an event, Mr. Anderman is entitled to a severance payment equal to two times his base salary in effect at the time of termination subject to reduction, as provided in the employment agreement, if his termination occurs on or following a change of control but prior to our common stock being publicly traded, as well as continued payment of group health continuation coverage premiums for Mr. Anderman and his eligible dependents under Title X of the COBRA beginning on the date of termination and ending on the earlier of: (i) twenty-four months after the date when the employment termination is effective or (ii) the upon which Mr.

Anderman or his eligible dependents become eligible for coverage under a similar plan; provided, however that Mr. Anderman will be solely responsible for timely election of such coverage.
Mr. Anderman’s severance amount is to be paid in a single lump sum as soon as administratively practicable following the date his release of claims is no longer subject to revocation. In the event such termination takes place within 24 months following a change in control, Mr. Anderman’s equity awards will vest with respect to 100% of the shares subject to the awards.
We have also entered into offer letter agreements with Messrs. Luce and Corr and Ms. Lee in connection with their commencement of employment with us. These offer letter agreements typically include the executive officer’s initial base salary, stock option grant and bonus arrangement for the fiscal year in which they commenced employment. We no longer have any executory obligations under these agreements.
In September 2010, we entered into change of control severance agreements with each of our officers, other than Mr. Anderman. Under the terms of the change in control severance agreements, each named executive officer, other than Mr. Anderman, will be entitled to receive severance benefits and accelerated vesting if his or her employment is terminated other than for cause or as the result of a constructive termination within 60 days prior to or 12 months following a change in control, in each case, within the meaning of the change in control severance agreements, and such executive officer provides us a general release of claims within 60 days following such termination. The severance benefits consist of a lump sum cash payment equal to 12 months’ base salary, as well as continued payment of group health continuation coverage premiums for the executive officer and his or her eligible dependents under Title X of the COBRA beginning on the date of termination and ending on the earlier of (i) 12 months after the date when the employment termination is effective and (ii) the date upon which the executive officer or his or her eligible dependents become eligible for coverage under another plan. In addition, the vesting of each equity award held by the named executive officer will be fully accelerated and, to the extent applicable, such equity award will be exercisable for the duration of its original term.
Potential Payments Upon Change in Control, Upon Termination Apart From a Change in Control and Upon Termination Following Change in Control
Potential Payments Upon a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to each of our named executive officers upon a change in control of the Company on December 31, 2013. Amounts below reflect potential payments pursuant to stock options and Performance Shares granted under our Amended and Restated 1999 Stock Option and Incentive Plan (the “1999 Plan”), our 2009 Stock Option and Incentive Plan (the “2009 Plan”) and our 2011 Plan upon a change in control in which our outstanding options are not assumed or substituted. In addition, in the event of a change in control that occurs during a performance period, the performance period will be shortened to the last business day of the last completed fiscal quarter preceding the date of the change in control and each named executive officer employed by the Company immediately prior to such change in control is entitled to a payment based on the shortened performance period.

Name of Executive Officer	Value of Accelerated Options if Not Assumed or Substituted ($)(1)	Value of Accelerated Stock Awards if Not Assumed or Substituted ($) (2)
Sigmund Anderman	$1,741,347	$5,911,400
Edgar Luce	782,686	2,990,668
Jonathan Corr	2,786,550	2,996,005
Limin Hu	746,336	2,142,883
Elisa Lee	299,735	1,848,656

_________________________

(1)
Amounts calculated based on the aggregate amount by which the fair value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2013, using $26.87 per share, the closing trading price of our common stock as of that date.

(2)
For the Performance Shares, vesting is assumed to be accelerated based on the actual performance through the last business day immediately prior to a change in control, which would be December 31, 2013 assuming the change in control occurred on December 31, 2013. For these purposes, the 2012 Performance Shares are calculated at the 400% achievement level, and the 2013 Performance Shares are calculated at the 110% achievement level. The amounts calculated are based on the aggregate amount of shares of common stock to vest multiplied by $26.87 per share, the closing trading price of our common stock as of December 31, 2013.

Potential Payments Upon Termination Apart From a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to Mr. Anderman if his employment had been involuntarily terminated by us without cause or had he experienced a constructive termination on December 31, 2013, in the event such termination occurred prior to, or more than 24 months following, a change in control of the Company, pursuant to Mr. Anderman’s employment agreement described above under “—Offer Letters and Employment Agreements.” Payments pursuant to Mr. Anderman’s employment agreement for certain terminations within 24 months after a change in control are addressed below under the section titled “Potential Payments upon Termination Following a Change in Control.” No other named executive officer was eligible for benefits in the event of termination of employment during 2013. Under the Performance Share Program, in the case of a named executive officers termination of employment by the Company for other than cause, by reason of death or disability or by such named executive officer for good reason (each as defined in the Program) after the Determination Date for a performance period but prior to settlement, the Performance Shares earned by the named executive officer which have not yet been settled will be issued to such named executive officer on the thirtieth (30th) day following the termination of employment. Since the Determination Date of the Performance Shares has not yet occurred, no amount would be payable.

Name of Executive Officer	Salary Continuation ($)	Value of Continued Health Care Coverage Premiums ($)(1)	Total ($)
Sigmund Anderman	$820,000	$29,815	$849,815
__________________________

(1)
If Mr. Anderman elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for the executive and any dependents for up to a maximum of 24 months.  If Mr. Anderman and/or his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of health care coverage premiums will cease.

Potential Payments Upon Termination Following a Change in Control
The following table sets forth quantitative estimates of the benefits that would have accrued to Mr. Anderman pursuant to Mr. Anderman’s employment agreement and the change in control severance agreement entered into with each other named executive officer, each as described above under “—Offer Letters and Employment Agreements,” if their employment had been terminated by us other than for cause or as a result of a constructive termination within 24 months following a change in control consummating on December 31, 2013 for

Mr. Anderman and within 60 days prior to or 12 months following a change in control consummating on December 31, 2013 for all other named executive officers.

Name of Executive Officer	Salary Continuation ($)	Value of Accelerated Equity Awards ($)(1)	Value of Continued Health Care Coverage Premiums ($)		Total ($)
Sigmund Anderman	$820,000	$1,741,347	$29,815	(2)	2,620,977
Jonathan Corr	310,000	2,786,550	21,928	(3)	3,140,406
Edgar Luce	280,000	782,686	16,185	(3)	1,095,056
Limin Hu	270,000	746,336	21,294	(3)	1,058,924
Elisa Lee	260,000	299,735	14,907	(3)	589,549
____________________________

(1)
Amounts calculated based on the aggregate amount by which the fair market value of the common stock subject to unvested equity awards exceeded the aggregate exercise price of the awards as of December 31, 2013, using $26.87 per share, the closing trading price of our common stock as of that date. This value does not include the Performance Shares which accelerate automatically upon a change in control, for the value of the Performance Shares, please see the table above under “—Potential Payments Upon a Change in Control.”

(2)
If Mr. Anderman elects to receive continued healthcare coverage pursuant to the provisions of COBRA, he will be eligible for reimbursement or direct payment of COBRA coverage premiums for himself and any dependents for 24 months. If Mr. Anderman and/or his dependents become eligible for healthcare coverage under a subsequent employer’s plans, payment of health care coverage premiums will cease.

(3)
If Messrs. Luce, Corr, Hu and Ms. Lee elect to receive COBRA pursuant to provisions of their change of control severance agreements, each will be eligible for reimbursement or direct payment of COBRA premiums for himself or herself and dependents, for up to a maximum of 12 months. The value of continued healthcare is based on benefit premiums for 2013.

Proprietary Information and Inventions Agreements

Each of our named executive officers has entered into a standard form agreement with respect to proprietary information and inventions. Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and, with some exceptions, to assign to us any inventions conceived or developed during the course of employment.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2013, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (3) (c)
Equity Compensation Plans Approved by Stockholders	4,107,350 (4)	$11.16	2,986,629 (5)
Equity Compensation Plans not Approved by Stockholders	—	—	—
Total	4,107,350	$11.16	2,986,629
______________________

(1)	The weighted average exercise price does not take into account shares issuable upon vesting of outstanding stock awards which have no exercise price.

(2)
The 2011 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2011 Plan shall be increased on the first day of each year beginning in 2012 and ending in 2021, equal to the least of (A) 1,666,666 shares and (B) five percent (5%) of the shares of our common stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (C) such smaller number of shares of common stock as determined by the Board; provided, however, no more than 23,333,333 shares of common stock may be issued upon the exercise of incentive stock options.

(3)
The 2011 ESPP Plan contains an "evergreen" provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2011 ESPP shall be increased on the first day of each year, equal to the least of (i) five million (5,000,000) shares of Stock, (ii) one percent (1%) of the shares of Stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (iii) such smaller number of shares of Stock as determined by the Board, which may be either authorized but unissued Stock or reacquired Stock, including shares of Stock purchased on the open market.

(4)
Includes (i) 3,284,672 shares issuable upon the exercise of outstanding stock options under the 2011 Plan, (ii) 257,378 shares issuable pursuant to RSUs under the 2011 plan, and (iii) 565,300 shares issuable pursuant to Performance Shares under the 2011 Plan.

(5)	Represents the total stock awards available for grant under the 2011 Plan and the total shares remaining under the Employee Stock Purchase Plan.

REPORT OF THE COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Ellie Mae under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee
A. Barr Dolan, Chairman
Craig Davis
Bernard M. Notas

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of Ellie Mae under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of the Board. The audit committee’s functions are more fully described in its charter, which is available on our website at http://www.elliemae.com/investor-relations/corporate-profile/corporate-governance/. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management our audited consolidated financial statements as of and for the year ended December 31, 2013.

The audit committee has discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee discussed with Grant Thornton LLP their independence, and received from Grant Thornton LLP the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with Grant Thornton LLP, with and without management present, the scope and results of Grant Thornton LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee has recommended to the Board that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The audit committee also has engaged Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and is seeking ratification of such selection by the stockholders.

Audit Committee
Bernard M. Notas, Chairman
Alan S. Henricks
Robert J. Levin

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
We describe below transactions and series of similar transactions, during our last fiscal year or currently proposed, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.
We entered into change of control agreements with certain of our executive officers that, among other things, provide for certain severance and change of control benefits. For a description of these agreements, see “Compensation Discussion and Analysis—Termination-Based Compensation.”
We have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. Under the indemnification agreements, indemnification will only be provided in situations where the indemnified parties acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal action or proceeding, to situations where they had no reasonable cause to believe the conduct was unlawful. In the case of an action or proceeding by or in the right of the Company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification.
Other than as described above under this section “Certain Relationships and Related Transactions,” since the beginning of last year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s length dealings with unrelated third parties.
Policies and Procedures for Related Party Transactions
The Board has adopted a written policy to set forth the policies and procedures for the review and approval or ratification of related party transactions. This policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. The audit committee is responsible for reviewing and either approving or rejecting such proposed transactions, agreements or relationships and, in doing so, will consider the relevant facts and circumstances available and deemed relevant to them, including, but not limited to, the risks, costs and benefits to us, the terms of the agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. No director may participate in the approval of a related party transaction for which he is a related party. We adopted a written Code of Business Conduct and Ethics which requires that directors, officers and employees make appropriate disclosure of potential conflicts of interest situations to their supervisor or our general counsel, as appropriate.

A copy of the Code of Business Conduct and Ethics is available to security holders on the Company’s website at http://www.elliemae.com/investor-relations/corporate-profile/corporate-governance/.

OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ANNUAL REPORTS

The 2013 Annual Report to Stockholders, including our 2013 Annual Report on Form 10-K (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those stockholders that request and receive a copy of the proxy materials in the mail. Stockholders that received the Notice of Internet Availability of Proxy Materials can access this Proxy Statement and our 2013 Annual Report to Stockholders at www.proxyvote.com, which does not have “cookies” that identify visitors to the site. Requests for copies of our 2013 Annual Report to Stockholders may also be directed to the Secretary at 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Upon written request by an Ellie Mae stockholder, we will mail without charge a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Annual Report on Form 10-K. Exhibits to the Annual Report on Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit. All requests should be directed to Secretary, 4155 Hopyard Road, Suite 200, Pleasanton, California 94588.

By Order of the Board of Directors

Elisa Lee
Corporate Secretary
April , 2014

PRELIMINARY, SUBJECT TO COMPLETION

ELLIE MAE, INC.
4155 HOPYARD ROAD
SUITE 200
PLEASANTON, CA 94588

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY.

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M73134-P49475 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ELLIE MAE, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect three Class III directors to hold office until the 2017 annual meeting of stockholders or until their successors are elected;	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Craig Davis
02) Robert J. Levin
03) Jeb S. Spencer

The Board of Directors recommends you vote FOR the following proposals:

NOTE: The proxies are authorized to vote in their discretion upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73135-P49475

ELLIE MAE, INC.
Omni San Francisco Hotel, Russian Hill Room
500 California Street
San Francisco, CA 94104
Annual Meeting of Stockholders
May 21, 2014 9:30 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Sigmund Anderman and Edgar Luce, or either of them, as proxies, each having full power of substitution, to vote all of the shares of common stock of ELLIE MAE, INC. that the undersigned stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on May 21, 2014, at 9:30 AM local time, at the Omni San Francisco Hotel, Russian Hill Room, 500 California Street, San Francisco, CA 94104, and any adjournment or postponement thereof, on all matters set forth on the reverse side and in its/their discretion upon such other matters as may properly come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Our Board of Directors recommends that you vote FOR the election of the director nominees named in Proposal No. 1 of the Proxy Statement, FOR the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm as described in Proposal No. 2 of the Proxy Statement, FOR the approval, on an advisory basis, of the compensation of our named executive officers as described in Proposal No. 3 of the Proxy Statement, and FOR the approval of the replacement of the supermajority voting provisions of our Certificate of Incorporation and Bylaws as described in Proposal No. 4 of the Proxy Statement.

Continued and to be signed on reverse side